Exhibit 99.1

Table of Contents

Fox Chase Bancorp, Inc.

Hatboro, Pennsylvania

TABLE OF CONTENTS	I
INTRODUCTION	1

1. OVERVIEW AND FINANCIAL ANALYSIS	4

GENERAL OVERVIEW	4
HISTORY AND OVERVIEW	5
STRATEGIC DIRECTION	6
BALANCE SHEET TRENDS	7
LOAN PORTFOLIO	9
INVESTMENTS	12
INVESTMENTS AND MORTGAGE-BACKED SECURITIES	13
ASSET QUALITY	14
FUNDING COMPOSITION	17
ASSET/LIABILITY MANAGEMENT	19
NET WORTH AND CAPITAL	20
PROFITABILITY TRENDS	21
LEGAL PROCEEDINGS	27
SUBSIDIARIES	27
ORDER TO CEASE AND DESIST	28

2. MARKET AREA ANALYSIS	30

3. COMPARISONS WITH PUBLICLY TRADED THRIFTS	33

INTRODUCTION	33
SELECTION CRITERIA	33
BASIS FOR COMPARISON	35
OVERVIEW OF THE COMPARABLES	35

4. MARKET VALUE DETERMINATION	38

MARKET VALUE ADJUSTMENTS	38
FINANCIAL CONDITION	39
BALANCE SHEET GROWTH	43

EARNINGS QUALITY, PREDICTABILITY AND GROWTH	44
MARKET AREA	49
CASH DIVIDENDS	52
LIQUIDITY OF THE ISSUE	54
RECENT REGULATORY MATTERS	55

5. OTHER FACTORS	56

MANAGEMENT	56
ORDER TO CEASE AND DESIST	57
SUBSCRIPTION INTEREST	58
VALUATION ADJUSTMENTS	60

6. VALUATION	61

DISCUSSION OF WEIGHT GIVEN TO VALUATION MULTIPLES	61
FULL OFFERING VALUE IN RELATION TO COMPARABLES	63
COMPARISON TO RECENT MHC CONVERSIONS	66
VALUATION CONCLUSION	67

List of Figures

Fox Chase Bancorp, Inc.

Hatboro, Pennsylvania

FIGURE 1 – CURRENT FACILITIES LIST	4
FIGURE 2 - ASSET AND RETAINED EARNINGS CHART	7
FIGURE 3 - KEY BALANCE SHEET DATA	8
FIGURE 4 - KEY RATIOS	8
FIGURE 5 - NET LOANS RECEIVABLE CHART	9
FIGURE 6 - LOAN MIX AS OF MARCH 31, 2006	10
FIGURE 7 - LOAN MIX AT MARCH 31, 2006	11
FIGURE 8 - SECURITIES CHART	12
FIGURE 9 - INVESTMENT MIX	13
FIGURE 10 - ASSET QUALITY CHART	14
FIGURE 11 - NONPERFORMING LOANS	15
FIGURE 12 - ALLOWANCE FOR POSSIBLE LOAN AND LEASE LOSSES CHART	16
FIGURE 13 - DEPOSIT AND BORROWING TREND CHART	17
FIGURE 14 - DEPOSIT MIX	18
FIGURE 15 – INTEREST RATE RISK	19
FIGURE 16 - CAPITAL ANALYSIS	20
FIGURE 17 - NET INCOME CHART	21
FIGURE 18 – CORE NET INCOME CALCULATION	22
FIGURE 19 - AVERAGE YIELDS AND COSTS	23
FIGURE 20 - SPREAD AND MARGIN CHART	24
FIGURE 21 - INCOME STATEMENT TRENDS	25
FIGURE 22 - PROFITABILITY TREND CHART	26
FIGURE 23 – DEPOSIT AND DEMOGRAPHIC DATA FOR BUCKS COUNTY	30
FIGURE 24 – DEPOSIT AND DEMOGRAPHIC DATA FOR MONTGOMERY COUNTY	31
FIGURE 25 – DEPOSIT AND DEMOGRAPHIC DATA FOR PHILADELPHIA COUNTY	31
FIGURE 26 – DEPOSIT AND DEMOGRAPHIC DATA FOR CAPE MAY COUNTY	32
FIGURE 27 – DEPOSIT AND DEMOGRAPHIC DATA FOR ATLANTIC COUNTY	32
FIGURE 28 - COMPARABLE GROUP	34
FIGURE 29 - KEY FINANCIAL INDICATORS	37
FIGURE 30 - KEY BALANCE SHEET DATA	39
FIGURE 31 - CAPITAL DATA	40
FIGURE 32 - ASSET QUALITY TABLE	41
FIGURE 33 - BALANCE SHEET GROWTH DATA	43
FIGURE 34 - NET INCOME CHART	45
FIGURE 35 - PROFITABILITY DATA	46
FIGURE 36 - INCOME STATEMENT DATA	47
FIGURE 37 – MARKET AREA DATA	50
FIGURE 38 - DIVIDEND DATA	52
FIGURE 39 - MARKET CAPITALIZATION DATA	54
FIGURE 40 - MHC REORGANIZATIONS (SINCE 1/1/03) PRO FORMA DATA	58
FIGURE 41 - MHC REORGANIZATIONS PRICE APPRECIATION	59
FIGURE 42 - VALUE RANGE - FULL OFFERING	63
FIGURE 43 – AS IF FULLY CONVERTED OFFERING PRICING MULTIPLES	64
FIGURE 44 - COMPARABLE AS IF FULLY CONVERTED PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT	64
FIGURE 45 - COMPARABLE AS IF FULLY CONVERTED PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM	64
FIGURE 46 - VALUE RANGE MHC OFFERING DATA	65
FIGURE 47 - COMPARABLE GAAP PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT	65
FIGURE 48 - COMPARABLE GAAP PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM	65
FIGURE 49 – COMPARISON TO FILED AND PENDING MHC OFFERINGS	66

List of Exhibits

Fox Chase Bancorp, Inc.

Hatboro, Pennsylvania

Exhibit
1.	Profile of FinPro, Inc. and the Author of the Appraisal

2.	Consolidated Statements of Condition

3.	Consolidated Statements of Operations

4.	Consolidated Statements of Changes in Retained Equity

5.	Consolidated Statements of Cash Flows

6.	Reconciliation of the Trailing Twelve Month Net Income

7.	Comparable Group Selection Screens

8.	Selected Financial Data

9.	Industry Fully Converted Pricing Multiples

10.	MHC Conversions 2005 to Date

11.	Full Offering No Foundation Appraisal Pro Forma March 31, 2006 – 12 Months

12.	Full Offering With Foundation Appraisal Pro Forma March 31, 2006 – 12 Months

13.	MHC Appraisal Pro Forma March 31, 2006 – 12 Months

14.	MHC Stub Period Offering Circular Pro Forma March 31, 2006 – 3 Months

15.	MHC Fiscal Year Offering Circular Pro Forma December 31, 2005 – 12 Months

Conversion Valuation Appraisal Report	Page: 1

Introduction

Fox Chase Bancorp, Inc. (the “Mid-tier”), is offering for sale shares of its common stock in connection with the reorganization of Fox Chase Bank (the “Bank”) into the mutual holding company form of ownership. The shares being offered represent 43.6% of the shares of common stock of the Mid-tier that will be outstanding following the reorganization. The Mid-tier also intends to contribute 135,000 of the shares of the Mid-tier that will be outstanding following the reorganization, and $150,000 in cash to a charitable foundation established by the Fox Chase Bank. After the stock offering, over 50.0% of the Mid-tier outstanding shares of common stock will be owned by Fox Chase, MHC (the “MHC”), the proposed mutual holding company parent. The Mid-tier is the proposed holding company for the Bank. This report represents FinPro, Inc.’s (“FinPro”) independent appraisal of the estimated pro forma market value of the common stock (the “Common Stock”) of Fox Chase Bancorp, Inc. (hereafter referred to on a consolidated basis as the “Bank”).

In compiling the pro formas, FinPro relied upon the assumptions provided by the Bank and its agents. The pro forma assumptions are as follows:

•	43.57% of the total shares will be sold to the depositors and public,

•	135,000 shares will be contributed to a charitable foundation,

•	cash equal to $150,000 will be contributed to a charitable foundation,

•	the stock will be issued at $10.00 per share,

•	the conversion expenses will be $1.9 million at the midpoint,

•	there will be an ESOP equal to 3.92% of the total shares outstanding funded internally, amortized over 15 years straight-line,

•	there will be an MRP equal to 1.96% of the total shares outstanding, amortized over 5 years straight-line,

•	there will be a Stock Option Plan equal to 10% of the total shares outstanding, expensed at $4.20 per option over 5 years straight-line,

•	the tax rate is assumed at 34.00%, and

•	the net proceeds will be invested at the one-year treasury rate of 4.82%, pre-tax.

It is our understanding that the Bank will offer its stock in a subscription and community offering to Eligible Account Holders, to the Employee Plans and to Supplemental Eligible Account Holders of the Bank. This appraisal has been prepared in accordance with Regulation 563b.7 and the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) which have been adopted in practice by the Federal Deposit Insurance Corporation (“FDIC”), including the most recent revisions as of October 21, 1994, and applicable regulatory interpretations thereof.

Conversion Valuation Appraisal Report	Page: 2

In the course of preparing our report, we reviewed the Bank’s audited financials for the years ended December 31, 2004 and December 31, 2005 and the unaudited financials for the three months ended March 31, 2006. We also reviewed the registration statement on Form S-1 as filed with the Securities and Exchange Commission (“SEC”). We have conducted due diligence analysis of the Bank and held due diligence related discussions with the Bank’s Management and Board, Sandler O’Neill & Partners L.P. (the Bank’s underwriter), and Muldoon Murphy and Aggugia LLP (the Bank’s special counsel). The valuation parameters set forth in the appraisal were predicated on these discussions but all conclusions related to the valuation were reached and made independent of such discussions.

Where appropriate, we considered information based upon other publicly available sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Bank’s primary market area and reviewed the market area’s economic condition. We also reviewed the competitive environment in which the Bank operates and its relative strengths and weaknesses. We compared the Bank’s performance with selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for savings institutions in particular. Our analysis included a review of the estimated effects of the Conversion of the Bank on the operations and expected financial performance as they related to the Bank’s estimated pro forma value.

In preparing our valuation, we relied upon and assumed the accuracy and completeness of financial and other information provided to us by the Bank and its independent accountants. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value any of the Bank’s assets or liabilities. This estimated valuation considers the Bank only as a going concern and should not be considered as an indication of its liquidation value.

Our valuation is not intended, and must not be construed, to be a recommendation of any kind as the advisability of purchasing shares of Common Stock in the stock issuance. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the stock issuance will thereafter be able to sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. FinPro is not a seller of securities within the meaning of any federal or state securities laws. Any report prepared by FinPro shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

Conversion Valuation Appraisal Report	Page: 3

The estimated valuation herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank’s financial condition, operating performance, management policies and procedures and current conditions in the securities market for thrift institution common stock. Should any such developments or changes, in our opinion, be material to the estimated pro forma market value of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained at that time.

Conversion Valuation Appraisal Report	Page: 4

1. Overview and Financial Analysis

GENERAL OVERVIEW

As of March 31, 2006, the Bank had $754.1 million in total assets, $655.9 million in deposits, $358.4 million in net loans and $63.3 million in equity. The following table shows the Bank’s facilities as of March 31, 2006.

FIGURE 1 – CURRENT FACILITIES LIST

Location :	Year Opened	Owned/ Leased	Net Book Value as of 03/31/06	Date of Lease Expiration
Main Office:
4390 Davisville Road
Hatboro, Pennsylvania	1996	Owned	$2,222	N/A

Branch Offices:
401 Rhawn Street
Philadelphia, Pennsylvania	1956	Owned	610	N/A

815 Bustleton Pike
Richboro, Pennsylvania	1985	Owned	553	N/A

1 Fitzwatertown Road
Willow Grove, Pennsylvania	1995	Owned	409	N/A

1041 York Road
Warminster, Pennsylvania	2000	Owned	904	N/A

921 West Avenue
Ocean City, New Jersey	2000	Owned	524	N/A

6059 Black Horse Pike
Egg Harbor Township, New Jersey	2000	Owned	923	N/A

5871 Lower York Road
Lahaska, Pennsylvania	2004	Owned	1,518	N/A

8 U.S. Route 9 South
Marmora, New Jersey	2006	Owned	1,606	N/A

Administrative Offices:
1225 Industrial Boulevard
Southampton, Pennsylvania	N/A	Owned	754	N/A

Other Properties:
811 Bustleton Pike
Richboro, Pennsylvania	N/A	Owned	52	N/A

Absecon, New Jersey	N/A	Owned	2,008	N/A

Pleasantville, New Jersey	N/A	Owned	489	N/A

67 Dowlin Forge Road
Exton, Pennsylvania	N/A	Leased	N/A	2007

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 5

HISTORY AND OVERVIEW

Fox Chase Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area. Fox Chase Bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, its primary federal regulator, and the Federal Deposit Insurance Corporation, its deposit insurer. The Bank attracts deposits from the general public and has historically used such funds to originate one-to four-family residential real estate loans, construction and land development loans and consumer loans.

Recently, the Bank has begun to emphasize the origination of multifamily and commercial real estate loans, commercial business loans and construction loans in the Philadelphia metropolitan area and greater Delaware Valley, while eliminating the origination of higher risk acquisition, development and construction loans in the southern New Jersey shore area. At March 31, 2006, the Bank operated out of its main office in Hatboro, Pennsylvania and eight branch offices in Bucks, Montgomery and Philadelphia Counties, Pennsylvania and Atlantic and Cape May Counties, New Jersey. At March 31, 2006, the Bank had total assets of $754.1 million, deposits of $655.9 million and total equity of $63.3 million.

Conversion Valuation Appraisal Report	Page: 6

STRATEGIC DIRECTION

The Bank’s mission is to become the leading relationship-based business and consumer bank in its market area by delivering financial products and services tailored to its clients’ needs. After the reorganization, the Bank plans to continue its strategy of:

•	adhering to the directives of the Cease and Desist Order issued by the Office of Thrift Supervision;

•	pursuing opportunities to increase commercial lending in its primary market area;

•	building profitable business and consumer relationships with an emphasis on growing transaction deposit accounts and deposit balances;

•	increasing income by expanding our product offerings and continuing to offer exceptional customer service; and

•	expanding the Bank’s footprint and market presence through opening additional branch and loan production offices.

Conversion Valuation Appraisal Report	Page: 7

BALANCE SHEET TRENDS

The Bank’s balance sheet decreased by $27.2 million, or 3.5%, from $781.3 million at December 31, 2005 to $754.1 million at March 31, 2006.

Equity has decreased $250 thousand from $63.5 million at December 31, 2005 to $63.3 million at March 31, 2006. The equity to assets ratio was 8.39% at March 31, 2006.

FIGURE 2 - ASSET AND RETAINED EARNINGS CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 8

The following tables set forth certain information concerning the financial position of the Bank at the dates indicated.

FIGURE 3 - KEY BALANCE SHEET DATA

	At March 31, 2006	At December 31,
Financial Condition Data:		2005	2004	2003	2002	2001
		$ in thousands
Total assets	$754,050	$781,291	$899,805	$821,118	$788,917	$649,989
Cash and cash equivalents	27,254	46,086	43,722	32,022	46,129	40,775
Interest-earning time deposits	600	600	3,174	4,392	2,800	3,444
Securities available-for-sale	329,060	329,504	330,199	335,388	310,118	194,216
Securities held-to-maturity	—	—	—	—	—	2,008
Loans receivable net	355,729	366,393	482,606	414,438	410,139	388,507
Loans held for sale	2,704	357	—	—	—	—
Deposits	655,892	682,307	805,250	723,838	695,010	561,179
Advances from Federal Home Loan Bank	30,000	30,000	30,000	30,000	30,000	30,000
Total equity	63,271	63,521	59,190	62,331	58,760	53,388

Source: Offering Prospectus

FIGURE 4 - KEY RATIOS

	At or for the three months Ended March 31,		At or for the Years Ended December 31,
Selected Financial Ratios and Other Data:	2006	2005	2005	2004	2003	2002	2001
Performance Ratios:
Return on average assets	0.14%	0.53%	0.70%	-0.21%	0.59%	0.59%	0.33%
Return on average equity	1.68	8.04	9.51	(2.82)	7.64	7.45	3.71
Interest rate spread	1.86	2.09	1.78	1.92	1.61	2.19	1.95
Net interest margin	2.21	2.32	2.05	2.11	1.87	2.40	2.25
Noninterest expense to average assets	2.23	1.73	1.80	1.29	1.34	1.40	1.53
Efficiency ratio	93.86	69.95	83.94	56.34	59.96	56.49	72.80
Average interest-earning assets to average interest-bearing liabilities	93.86	106.30	109.08	107.69	109.68	106.30	106.63
Average equity to average assets	8.39	6.36	7.43	7.59	7.67	7.91	8.78

Capital Ratios:
Tangible capital	8.72	6.88	8.40	6.66	7.54	7.24	8.14
Core capital	18.79	13.64	17.76	12.92	15.76	14.59	12.63
Total risk-based capital	20.06	14.92	19.02	14.17	16.29	15.13	12.86

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	2.29	2.90	2.22	2.89	0.50	0.50	0.25
Allowance for loan losses as a percent of non-performing loans	186.82	3,451.08	163.90	997.99	159.29	158.45	197.37
Net charge-offs to average outstanding loans during the period	—	—	—	—	—	—	—
Non-performing loans as a percent of total loans	1.26	0.08	1.39	0.30	0.32	0.32	0.13

Other Data:
Number of:
Deposit Accounts	59,643	65,876	61,349	66,800	65,796	66,554	61,981
Offices	9	8	8	8	7	7	7

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 9

LOAN PORTFOLIO

The Bank’s loan portfolio has decreased by $10.7 million from December 31, 2005 to March 31, 2006, and as a percent of assets, the loan portfolio has increased from 46.90% to 47.18%, respectively.

FIGURE 5 - NET LOANS RECEIVABLE CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 10

The loan portfolio has grown rapidly. The mix has shifted from 1-4 family loans to multi-family and commercial real estate and home equity loans.

FIGURE 6 - LOAN MIX AS OF MARCH 31, 2006

	At March 31,		At December 31,
	2006		2005		2004		2003		2002		2001
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousand)
Types of loan:
Real estate loans:
Single-family 1-4 units	$225,164	61.8%	$228,476	60.87%	$250,015	50.15%	$262,753	62.69%	$350,651	84.31%	$353,343	89.64%
Multi-family 5 and commercial	34,681	9.5%	32,923	8.77%	85,585	17.17%	57,495	13.72%	16,173	3.89%	5,276	1.34%
Real estate construction	22,466	6.2%	31,015	8.26%	92,210	18.50%	46,850	11.18%	—	0.00%	—	0.00%

Total real estate	282,311	77.5%	292,414	77.90%	427,810	85.82%	367,098	87.59%	366,824	88.20%	358,619	90.98%

Consumer loans:
Lines of credit	13,465	3.67%	16,269	4.33%	18,249	3.66%	13,947	3.33%	11,314	2.72%	3,177	0.81%
Automobile loans	1,157	0.31%	1,280	0.34%	1,872	0.38%	1,439	0.34%	2,589	0.62%	3,936	1.00%
Home equity loans	67,357	18.34%	65,003	17.32%	49,154	9.86%	36,065	8.60%	34,585	8.32%	27,967	7.10%
Other	172	0.05%	188	0.05%	1,305	0.26%	438	0.10%	465	0.11%	363	0.09%

Total consumer loans	82,151	22.37%	82,740	22.04%	70,580	14.16%	51,889	12.37%	48,953	11.77%	35,443	9.00%

Commercial business	175	0.00%	175	0.05%	175	0.04%	175	0.04%	115	0.03%	115	0.03%

Total gross loans	364,637	100.0%	375,329	99.99%	498,565	100.02%	419,162	100.00%	415,892	100.00%	394,177	100.01%
Less:
Deferred loan fees, net	(559)		(587)		(1,568)		(2,615)		(3,671)		(4,695)
Allowance for loan losses	(8,349)		(8,349)		(14,391)		(2,109)		(2,082)		(975)

Total loans, net	$355,729		$366,393		$482,606		$414,438		$410,139		$388,507

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 11

Over half of the loan mix is 1-4 family residential. The remainder of the mix is diverse with the largest piece being home equity loans.

FIGURE 7 - LOAN MIX AT MARCH 31, 2006

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 12

INVESTMENTS

The investment portfolio decreased slightly between December 31, 2005 and March 31, 2006.

FIGURE 8 - SECURITIES CHART

Note: Securities designated AFS were shown at market value and securities designated HTM were shown at amortized cost.

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 13

INVESTMENTS AND MORTGAGE-BACKED SECURITIES

The following table provides the Bank’s investment portfolio.

FIGURE 9 - INVESTMENT MIX

	At March 31,		At December 31,
	2006		2005		2004		2003
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities available-for-sale:
Obligations of U.S. government agencies	$101,305	$99,972	$99,602	$98,308	$90,318	$89,252	$84,989	$84,847
State and political subdivisions	23,083	22,870	18,863	18,808	18,493	18,571	17,361	17,513
Mortgage-backed securities	201,232	198,475	189,698	187,721	185,263	185,178	176,414	176,474
Corporate debt securities	7,890	7,743	7,926	7,603	15,398	15,559	34,338	35,102
Mutual Funds	—	—	17,064	17,064	21,879	21,639	21,366	21,277

Total securities available-for-sale	$333,510	$329,060	$333,153	$329,504	$331,351	$330,199	$334,468	$335,213

Total securities	$333,510	$329,060	$333,153	$329,504	$331,351	$330,199	$334,468	$335,213

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 14

ASSET QUALITY

The Bank’s level of nonperforming assets decreased in 2006. At March 31, 2006, nonperforming assets were $4.5 million, or 0.59% of total assets.

FIGURE 10 - ASSET QUALITY CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 15

At March 31, 2006, the Bank’s nonperforming loans to total loan ratio was 1.26% and the nonperforming assets to total assets ratio was 0.59%.

FIGURE 11 - NONPERFORMING LOANS

	At March 31, 2006	At December 31,
		2005	2004	2003	2002	2001
		(Dollars in thousands)
Non-accrual loans:
Residential real estate:
1-4 family	548	548	1,442	1,324	1,314	494
Multi-family and commercial real estate	2,972	2,972	—	—	—	—
Total non-accrual loans	3,520	3,520	1,442	1,324	1,314	494

Accruing loans which are contractually past due 90 days or more - multi-family and commercial real estate	949	1,574	—	—	—	—

Total	949	1,574	—	—	—	—

Total non-accrual and 90 days or more past due loans	4,469	5,094	1,442	1,324	1,314	494
Real estate owned	—	107	—	—	—	102

Total nonperforming assets	$4,469	$5,201	$1,442	$1,324	$1,314	$596

Non-accrual and 90 days or more past due loans as a percentage of total loans, net	1.26%	1.39%	0.30%	0.32%	0.32%	0.13%

Non-accrual and 90 days or more past due loans as a percentage of total assets	0.59%	0.65%	0.16%	0.16%	0.17%	0.08%

Non-performing assets as a percentage of total assets	0.59%	0.67%	0.16%	0.16%	0.17%	0.09%

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 16

The ALLL decreased $6.0 million from December 31, 2005 to March 31, 2006. The Bank’s ALLL to loans ratio increased slightly from 2.22% at December 31, 2005 to 2.29% at March 31, 2006.

FIGURE 12 - ALLOWANCE FOR POSSIBLE LOAN AND LEASE LOSSES CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 17

FUNDING COMPOSITION

Deposits have decreased $26.4 million from December 31, 2005 to March 31, 2006. Borrowings have remained constant since December 31, 2001.

FIGURE 13 - DEPOSIT AND BORROWING TREND CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 18

The following chart illustrates the Bank’s deposit mix as of March 31, 2006. The largest portion of the deposit mix is certificates of deposit.

FIGURE 14 - DEPOSIT MIX

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 19

ASSET/LIABILITY MANAGEMENT

The following chart provides the net portfolio value sensitivity in various interest rate shock scenarios.

FIGURE 15 – INTEREST RATE RISK

				Net Portfolio Value as % of
	Estimated Net Portfolio Value			Present Value of Assets
Change in Interest Rates	$ Amount	$ Change	% Change	NPV Ratio	BP Change
	(Dollars in thousands)
(basis points)
+300bp	52,483	(27,168)	-34.00%	7.03%	(299)
+200bp	62,422	(17,229)	-22.00%	8.18%	(184)
+100bp	71,849	(7,802)	-10.00%	9.22%	(80)
0bp	79,651	—	0.00%	10.02%	—
-100bp	81,956	2,305	3.00%	10.17%	15
-200bp	76,637	(3,014)	-4.00%	9.47%	(55)

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 20

NET WORTH AND CAPITAL

At March 31, 2006 the Bank had capital in excess of the minimum requirements for all capital ratios.

FIGURE 16 - CAPITAL ANALYSIS

Bank Level Regulatory Capital Position	At March 31, 2006
	Amount ($000’s)	Percentage of Assets
GAAP Capital	$63,271	8.39%

Tier 1 (Core) Capital (to Average Assets)
Capital Level	$66,180	8.72%
Requirement	11,384	1.50%

Excess	$54,796	7.22%

Tier 1 (Core) Capital (to Risk-Weighted Assets)
Capital Level	$66,180	8.72%
Requirement	30,358	4.00%

Excess	$35,822	4.72%

Total Capital (to Risk-Weighted Assets)
Capital Level	$70,631	9.31%
Requirement	60,716	8.00%

Excess	$9,915	1.31%

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 21

PROFITABILITY TRENDS

The Bank’s annual net income increased between the twelve months ended December 31, 2001 and the twelve months ended December 31, 2003. The increase during this time period was primarily a function of rising net interest income and noninterest income. Noninterest expense and income tax expense also increased to a lesser extent.

The Bank posted a $1.9 million net loss during the twelve months ended December 31, 2004. The loss was primarily a function of a $12.3 million posting of provision expense. The Bank posted a $6.0 million profit for the twelve months ended December 31, 2005. During the twelve months ended December 31, 2005, the Bank recaptured $6.0 million in provision expense. The change in net income/(loss) between the 2004 and 2005 fiscal years was primarily attributable to the $18.3 million change in provision expense. Additionally, between the twelve months ended December 31, 2004 and the twelve months ended December 31, 2005, net interest income declined $969 thousand, noninterest income declined $1.0 million, noninterest expense rose $3.9 million and provision for income tax expense rose $4.6 million.

For the three months ended March 31, 2006 compared to three months ended March 31, 2005, net income declined $899 thousand or 77.04%. The decline was primarily attributable to a decline in net interest income of $989 thousand and an increase in noninterest expense of $398 thousand. These factors were partially offset by a $454 thousand decline in provision for income tax expense.

FIGURE 17 - NET INCOME CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 22

There are numerous factors impacting the Bank’s profitability over the past year. The following table provides FinPro’s calculation of the Bank’s core net income for the twelve months ended December 31, 2005 and for the three months and the twelve months ended March 31, 2006.

FIGURE 18 – CORE NET INCOME CALCULATION

Unaudited	For the Twelve Months Ended December 31, 2005	For the Three Months Ended March 31, 2006	For the Twelve Months Ended March 31, 2006
	($000’s)	($000’s)
Net Income as Reported	$5,960	$268	$5,061

Pre-Tax Adjustments:
Recapture of excess ALLL	(6,025)	—	(6,025)
Gain on sale of foreclosed assets	(6)	(85)	(85)
Loss on sale of fixed assets	161	—	161
Gain on sale of MBS	(108)	—	(108)
Loss/impairment on sale of fixed assets	917	17	993

Total Adjustments	(5,061)	(68)	(5,064)

Tax Impact (34%)	(1,721)	(23)	(1,722)

After-Tax Adjustments	(3,340)	(45)	(3,342)

Core Net Income	$2,620	$223	$1,719
Core ROAA	0.31%	0.12%	0.21%
Core ROAE	4.18%	0.47%	2.66%

Source: Offering Prospectus and discussions with Bank Management

Conversion Valuation Appraisal Report	Page: 23

The net interest spread and margin decreased between the three months ended March 31, 2006 and the three months ended March 31, 2005. The decrease is attributable to a higher cost of interest bearing liabilities, which was partially offset by a higher yield on earning assets.

FIGURE 19 - AVERAGE YIELDS AND COSTS

	Three Months Ended March 31,
	2006			2005
	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost
Interest-earning assets:
Interest-earning demand deposits	$21,781	$263	4.83%	$28,293	$182	2.51%
Mortgage-backed securities	193,958	1,886	3.89%	183,011	1,434	3.13%
Taxable securities	124,472	1,103	3.54%	130,357	1,056	3.24%
Nontaxable securities	21,346	206	3.86%	18,493	189	4.09%

Loans	369,771	5,424	5.87%	495,208	7,326	5.92%
Allowance for loan losses	(8,349)	—	—	(12,724)	—	—

Net loans	361,422	—	5.87%	482,484	—	5.89%

Total interest-earning assets	$722,979	$8,883	4.86%	$842,638	$10,189	4.76%
Noninterest-earning assets	38,783			43,159

Total assets	$761,762	8,883		$885,797	10,189

Interest-bearing liabilities:
NOW and money market deposit accounts	$108,924	$381	1.42%	$167,884	$618	1.49%
Savings accounts	77,094	134	0.70%	90,321	204	0.92%
Certificates of deposit	440,144	3,970	3.66%	504,472	4,030	3.24%

Total interest-bearing deposits	626,162	4,485	2.90%	762,677	4,852	2.58%

FHLB advances	30,000	366	4.88%	30,000	366	4.88%

Total interest-bearing liabilities	656,162	4,851	3.00%	792,677	5,218	2.67%

Noninterest-bearing liabilities	33,379		—	31,475	—

Other non-interest bearing liabilities	8,329		—	5,270

Total liabilities	697,870			829,422	5,218
Retained earnings	66,188			57,748
Accumulated comprehensive income	(2,296)			(1,373)

Total equity	63,892			56,375

Total liabilities and equity	$761,762			$885,797

Net interest income before provision for loan losses		$4,032			$4,971

Interest rate spread			1.86%			2.09%
Net interest margin			2.21%			2.32%
Ratio of average interest-earning assets to average
Interest-bearing liabilities			110.18%			106.30%

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 24

Net interest margin increased 15 basis points between the twelve month period ended December 31, 2001 and the twelve month period ended December 31, 2002, only to decrease 53 basis points for the twelve months ended December 31, 2003. Net margin increased 24 basis points between the twelve months ended December 31, 2003 and the twelve months ended December 31, 2004, but decreased 4 basis points between the twelve months ended December 31, 2004 and the twelve months ended December 31, 2005.

The net interest spread and margin both decreased between the three months ended March 31, 2005, and the three months ended March 31, 2006.

FIGURE 20 - SPREAD AND MARGIN CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 25

The Bank’s annual net income increased between the twelve months ended December 31, 2001 and the twelve months ended December 31, 2003. The increase during this time period was primarily a function of rising net interest income and noninterest income. Noninterest expense and income tax expense also increased to a lesser extent.

The Bank posted a $1.9 million net loss during the twelve months ended December 31, 2004. The loss was primarily a function of a $12.3 million posting of provision expense. The Bank posted a $6.0 million profit for the twelve months ended December 31, 2005. During the twelve months ended December 31, 2005, the Bank recaptured $6.0 million in provision expense. The change in net income/(loss) between the 2004 and 2005 fiscal years was primarily attributable to the $18.3 million change in provision expense. Additionally, between the twelve months ended December 31, 2004 and the twelve months ended December 31, 2005, net interest income declined $969 thousand, noninterest income declined $1.0 million, noninterest expense rose $3.9 million and provision for income tax expense rose $4.6 million.

For the three months ended March 31, 2006 compared to three months ended March 31, 2005, net income declined $899 thousand or 77.04%. The decline was primarily attributable to a decline in net interest income of $989 thousand and an increase in noninterest expense of $398 thousand. These factors were partially offset by a $454 thousand decline in provision for income tax expense.

FIGURE 21 - INCOME STATEMENT TRENDS

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	$ in thousands
Selected Operating Data:

Interest income	$8,883	$10,189	$37,601	$37,566	$35,533	$39,607	$39,014
Interest expense	4,851	5,218	20,697	19,693	20,662	23,031	25,905

Net interest income	4,032	4,971	16,904	17,873	14,871	16,576	13,109
Provision for loan losses	—	—	(6,025)	12,282	30	1,107	456

Net interest income after provision for loan losses	4,032	4,971	22,929	5,591	14,841	15,469	12,653
Other income	428	444	1,214	2,279	3,405	1,149	(335)
Other expense	4,186	3,788	15,208	11,353	10,958	10,013	9,300

Income (loss) before income taxes	274	1,627	8,935	(3,483)	7,288	6,605	3,018
Provision (benefit) for income taxes	6	460	2,975	(1,595)	2,497	2,405	1,043

Net earnings	$268	$1,167	$5,960	$(1,888)	$4,791	$4,200	$1,975

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 26

Between the fiscal years ended 2001 through 2005 ROAA and ROAE fluctuated. The fiscal year ended December 31, 2004 was adversely affected by a $12.3 million posting of provision expense. The fiscal year ended December 31, 2005 was positively affected by a $6.0 million recovery of provision expense.

The Bank’s core ROAA and ROAE for the three month period ended March 31, 2006 were 0.12% and 0.47%, respectively. These core profitability ratios represent a decrease from the ROAA and ROAE for the three month period ended March 31, 2006.

FIGURE 22 - PROFITABILITY TREND CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 27

LEGAL PROCEEDINGS

On April 28, 2006, Gregory S. Cipa, the former President and Chief Executive Officer of Fox Chase Bank, filed a complaint against Fox Chase Bank in the Civil Division of the Court of Common Pleas of Bucks County, Pennsylvania. In the complaint, Mr. Cipa seeks payments of amounts he states he is owed under various compensation arrangements he claims were in place with Fox Chase Bank. Mr. Cipa seeks monetary damages the amount of which is unspecified but is stated to be in excess of $50,000 to be determined at trial and the payment of attorneys’ fees and litigation costs. Fox Chase Bank intends to vigorously defend this action.

SUBSIDIARIES

Fox Chase Bank’s only active subsidiary is Fox Chase Financial, Inc., which was formed in February 1999 to hold investment securities. As a Delaware-chartered corporation, the securities held by Fox Chase Financial are exempt from Pennsylvania income tax under current law. Income savings to Fox Chase Bank from the use of Fox Chase Financial was approximately $19,000 and $630,000 for the three months ended March 31, 2006 and the year ended December 31, 2005, respectively.

Conversion Valuation Appraisal Report	Page: 28

ORDER TO CEASE AND DESIST

On June 6, 2005, the Bank consented to the issuance of an Order to Cease and Desist by the Office of Thrift Supervision. As part of this order, the Office of Thrift Supervision ordered the Bank to discontinue a number of practices, and specifically ordered the Bank to take certain actions. The Bank was ordered to discontinue making certain loans and to restrict the Bank’s asset growth. The mandated actions related generally to hiring a new chief executive officer, improving the board’s oversight over lending and risk exposure, developing a new business plan, improving loan underwriting and appraisal policies, loans-to-one borrower compliance and internal asset review procedures, enhancing credit administration, board management and governance and providing the Office of Thrift Supervision with quarterly progress reports. In addition, the Bank was required to review and analyze their loan portfolio and, as appropriate, review the allowance for loan losses.

Since the issuance of the Order to Cease and Desist, management believes that the Bank has complied with all directives contained in the Order, including (1) hiring new senior management; (2) appointing six new non-employee directors to the board; (3) adopting detailed and more stringent lending and interest rate risk policies, specifically with regard to policies and procedures for the determination of the allowance for loan losses; and (4) developing a new three year strategic plan, which requires the Bank to improve its capital position and earnings capability, which contemplates this mutual holding company reorganization and stock offering. The Bank still subject to the terms of the Order to Cease and Desist. However, on October 12, 2005, the restrictions on asset growth contained in the Order were lifted. On February 10, 2006, the Office of Thrift Supervision terminated the lending restrictions contained in the Order. On March 16, 2006, the restrictions on entering into third party contracts outside of the ordinary course of business without the prior written approval of the Office of Thrift Supervision was lifted. There can be no assurance as to when the Order to Cease and Desist will be terminated.

Conversion Valuation Appraisal Report	Page: 29

The Order to Cease and Desist did not remove the Bank’s designation as a “troubled institution” as imposed by the Office of Thrift Supervision in January 2005. Such designation requires Fox Chase to pay increased assessment fees to the Office of Thrift Supervision and increases the deposit insurance premiums paid to the Federal Deposit Insurance Corporation. Further, such designation generally requires their regulators to undertake additional procedures when considering applications the Bank submits, such as for the establishment of new branches, for acquisitions or for certain dividend payments, which may result in a delay in the processing of the Bank’s applications. If the Bank fails to comply with the Order to Cease and Desist in a manner satisfactory to the Office of Thrift Supervision, it can take additional, and possibly more severe, enforcement action against management and the Board of Directors, including assessing civil monetary penalties and initiating injunctive actions. Moreover, they can impose restrictions on the Bank’s operations, which would negatively affect the Bank’s ability to implement its operating strategy and negatively affect its profitability.

Conversion Valuation Appraisal Report	Page: 30

2. Market Area Analysis

The following tables provide deposit and demographic data for the Counties of Bucks, Montgomery, Philadelphia, Cape May and Atlantic.

FIGURE 23 – DEPOSIT AND DEMOGRAPHIC DATA FOR BUCKS COUNTY

Market: Bucks, PA	Deposit Data as of 6/30/2005

Deposits Summary

(Deposit data in $000)

	6/2001	6/2002	6/2003	6/2004	6/2005	CAGR(%)
Bank Deposits	5,700,874	6,359,368	7,410,394	8,041,391	8,573,364	10.74
Thrift Deposits	1,484,807	1,636,240	1,836,495	1,660,732	1,838,161	5.48
Savings Bank Deposits	581,172	632,184	686,760	751,197	695,344	4.59
Credit Union Deposits	731,311	781,651	830,638	849,450	855,194	3.99
Total Deposits	7,766,853	8,627,792	9,933,649	10,453,320	11,106,869	9.35
Weighted Deposits	7,766,853	8,627,792	9,933,649	10,453,320	11,106,869	9.35

Weighted deposits are calculated based on the branch types selected in your filter and deposit weightings set under preferences.

Demographic Data

	Base 2000	Current 2005	Projected 2010	% Change 2000-2005	% Change 2005-2010
Total Population:	597,635	622,564	646,658	4.17	3.87
0-14 Age Group (%):	21	20	20	-0.03	-0.48
15-34 Age Group (%):	24	23	23	-0.51	3.24
35-54 Age Group (%):	33	33	32	2.90	1.32
55+ Age Group (%):	22	24	26	15.45	11.66

Total Households:	218,725	232,115	243,352	6.12	4.84
$0-24K Households (%):	16	12	9	-22.34	-22.94
$25-50K Households (%):	25	19	14	-16.65	-22.26
$50K+ Households (%):	60	69	77	23.12	17.11

Average Household Income:	73,983	92,990	117,909	25.69	26.80
Median Household Income:	59,726	73,522	89,443	23.10	21.65
Per Capita Income:	27,430	34,847	44,560	27.04	27.87
Source: ESRI

Source: SNL Securities

Conversion Valuation Appraisal Report	Page: 31

FIGURE 24 – DEPOSIT AND DEMOGRAPHIC DATA FOR MONTGOMERY COUNTY

Market: Montgomery, PA	Deposit Data as of 6/30/2005

Deposits Summary

(Deposit data in $000)

	6/2001	6/2002	6/2003	6/2004	6/2005	CAGR(%)
Bank Deposits	10,208,934	10,716,936	12,702,898	14,194,530	15,604,708	11.19
Thrift Deposits	2,606,875	2,831,424	2,191,595	1,621,835	1,893,091	-7.69
Savings Bank Deposits	503,544	549,603	807,135	939,719	327,149	-10.22
Credit Union Deposits	579,158	656,651	752,187	774,042	806,172	8.62
Total Deposits	13,319,353	14,097,963	15,701,628	16,756,084	17,824,948	7.56
Weighted Deposits	13,319,353	14,097,963	15,701,628	16,756,084	17,824,948	7.56

Weighted deposits are calculated based on the branch types selected in your filter and deposit weightings set under preferences.

Demographic Data

	Base 2000	Current 2005	Projected 2010	% Change 2000-2005	% Change 2005-2010
Total Population:	750,097	775,046	798,024	3.33	2.96
0-14 Age Group (%):	20	20	19	0.59	-1.40
15-34 Age Group (%):	24	23	23	-1.67	1.89
35-54 Age Group (%):	31	31	31	2.90	1.83
55+ Age Group (%):	24	26	27	11.27	8.62

Total Households:	286,098	300,017	310,675	4.87	3.55
$0-24K Households (%):	16	12	8	-23.96	-24.95
$25-50K Households (%):	24	19	14	-17.22	-25.00
$50K+ Households (%):	60	69	78	21.32	16.13

Average Household Income:	79,813	101,694	131,989	27.42	29.79
Median Household Income:	60,868	75,725	94,128	24.41	24.30
Per Capita Income:	30,898	39,711	51,754	28.52	30.33
Source: ESRI

Source: SNL Securities

FIGURE 25 – DEPOSIT AND DEMOGRAPHIC DATA FOR PHILADELPHIA COUNTY

Market: Philadelphia, PA	Deposit Data as of 6/30/2005

Deposits Summary

(Deposit data in $000)

	6/2001	6/2002	6/2003	6/2004	6/2005	CAGR(%)
Bank Deposits	21,882,516	22,157,254	24,377,204	25,006,160	28,713,152	7.03
Thrift Deposits	2,764,766	2,994,754	2,932,116	3,314,220	6,115,874	21.96
Savings Bank Deposits	1,023,395	1,061,130	1,085,059	1,059,172	534,612	-14.98
Credit Union Deposits	2,379,344	2,804,525	3,153,087	3,425,056	3,613,036	11.01
Total Deposits	25,670,677	26,213,138	28,394,379	29,379,552	35,363,638	8.34
Weighted Deposits	25,670,677	26,213,138	28,394,379	29,379,552	35,363,638	8.34

Weighted deposits are calculated based on the branch types selected in your filter and deposit weightings set under preferences.

Demographic Data

	Base 2000	Current 2005	Projected 2010	% Change 2000-2005	% Change 2005-2010
Total Population:	1,517,550	1,484,645	1,461,195	-2.17	-1.58
0-14 Age Group (%):	21	20	19	-6.07	-7.64
15-34 Age Group (%):	30	30	30	-2.71	-2.02
35-54 Age Group (%):	27	27	27	0.02	-3.35
55+ Age Group (%):	22	23	25	-0.32	6.55

Total Households:	590,071	584,809	579,302	-0.89	-0.94
$0-24K Households (%):	42	35	31	-16.13	-14.55
$25-50K Households (%):	29	28	24	-5.40	-13.32
$50K+ Households (%):	29	37	45	25.42	21.47

Average Household Income:	41,525	50,876	63,333	22.52	24.49
Median Household Income:	30,781	36,853	44,292	19.73	20.19
Per Capita Income:	16,509	20,499	25,623	24.17	25.00
Source: ESRI

Source: SNL Securities

Conversion Valuation Appraisal Report	Page: 32

FIGURE 26 – DEPOSIT AND DEMOGRAPHIC DATA FOR CAPE MAY COUNTY

Market: Cape May, NJ	Deposit Data as of 6/30/2005

Deposits Summary

(Deposit data in $000)

	6/2001	6/2002	6/2003	6/2004	6/2005	CAGR(%)
Bank Deposits	940,511	915,628	928,792	994,708	1,053,717	2.88
Thrift Deposits	443,231	552,289	667,483	703,756	743,771	13.82
Savings Bank Deposits	506,498	568,658	612,841	648,706	688,286	7.97
Credit Union Deposits	621	661	0	0	0	-100.00
Total Deposits	1,890,240	2,036,575	2,209,116	2,347,170	2,485,774	7.09
Weighted Deposits	1,890,240	2,036,575	2,209,116	2,347,170	2,485,774	7.09

Weighted deposits are calculated based on the branch types selected in your filter and deposit weightings set under preferences.

Demographic Data

	Base 2000	Current 2005	Projected 2010	% Change 2000-2005	% Change 2005-2010
Total Population:	102,326	112,796	126,200	10.23	11.88
0-14 Age Group (%):	18	17	15	-1.13	3.10
15-34 Age Group (%):	21	21	22	13.04	14.92
35-54 Age Group (%):	29	28	27	6.54	6.09
55+ Age Group (%):	32	34	36	18.43	19.08

Total Households:	42,148	47,109	53,165	11.77	12.86
$0-24K Households (%):	29	25	22	-2.35	-1.58
$25-50K Households (%):	30	28	25	4.02	2.99
$50K+ Households (%):	41	47	53	27.25	26.40

Average Household Income:	57,755	67,949	80,698	17.65	18.76
Median Household Income:	41,660	46,862	52,822	12.49	12.72
Per Capita Income:	24,172	28,750	34,362	18.94	19.52
Source: ESRI

Source: SNL Securities

FIGURE 27 – DEPOSIT AND DEMOGRAPHIC DATA FOR ATLANTIC COUNTY

Market: Atlantic, NJ	Deposit Data as of 6/30/2005

Deposits Summary

(Deposit data in $000)

	6/2001	6/2002	6/2003	6/2004	6/2005	CAGR(%)
Bank Deposits	2,338,281	2,760,609	2,978,706	3,205,546	4,100,508	15.08
Thrift Deposits	147,672	206,779	271,872	357,678	375,969	26.32
Savings Bank Deposits	289,470	109,585	121,204	123,573	128,009	-18.45
Credit Union Deposits	100,600	120,245	133,116	137,860	135,717	7.77
Total Deposits	2,775,423	3,076,973	3,371,782	3,686,797	4,604,486	13.49
Weighted Deposits	2,775,423	3,076,973	3,371,782	3,686,797	4,604,486	13.49

Weighted deposits are calculated based on the branch types selected in your filter and deposit weightings set under preferences.

Demographic Data

	Base 2000	Current 2005	Projected 2010	% Change 2000-2005	% Change 2005-2010
Total Population:	252,552	270,524	290,677	7.12	7.45
0-14 Age Group (%):	21	20	19	2.20	0.10
15-34 Age Group (%):	25	25	26	5.72	11.55
35-54 Age Group (%):	31	30	29	6.12	3.14
55+ Age Group (%):	23	24	26	14.67	14.82

Total Households:	95,024	102,009	109,710	7.35	7.55
$0-24K Households (%):	26	23	21	-5.41	-5.04
$25-50K Households (%):	30	28	26	-1.29	-0.16
$50K+ Households (%):	44	49	54	21.05	17.85

Average Household Income:	54,678	63,129	72,323	15.46	14.56
Median Household Income:	43,991	49,020	53,594	11.43	9.33
Per Capita Income:	21,034	24,188	27,691	14.99	14.48
Source: ESRI

Source: SNL Securities

Conversion Valuation Appraisal Report	Page: 33

3. Comparisons with Publicly Traded Thrifts

INTRODUCTION

This section presents an analysis of the Bank’s operations against a selected group (“Comparable Group”) of publicly traded Mutual Holding Companies (“MHCs”). The Comparable Group was selected based upon similarity of characteristics to the Bank. The Comparable Group multiples provide the basis for the valuation of the Bank.

Factors that influence the Bank’s value such as balance sheet structure and size, profitability, income and expense trends, capital levels, credit risk, and recent operating results can be measured against the Comparable Group. The Comparable Group’s current market pricing, coupled with the appropriate aggregate adjustment for differences between the Bank and the Comparable Group, will then be utilized as the basis for the pro forma valuation of the Bank’s to-be-issued common stock.

SELECTION CRITERIA

The goal of the selection criteria process is to find those institutions with characteristics that most closely match those of the Bank. In an ideal world, all of the Comparable Group would contain the exact characteristics of the Bank. However, none of the Comparables selected will be exact clones of the Bank.

Based upon our experience, FinPro has determined that MHCs trade at materially different levels relative to fully converted thrifts due to the unique ownership structure. The primary differences between MHCs and fully converted institutions are that MHCs contain a minority interest and have the potential for a second step. In addition, MHCs have the potential for a remutualization transaction. Due to these differences, MHC trading multiples are substantially different from fully converted trading multiples. FinPro concluded that the appropriate Comparable Group should be comprised of liquidly traded MHCs.

Conversion Valuation Appraisal Report	Page: 34

As of the date of this appraisal, there are a total of 66 MHCs nationally. There are 37 traded on the NYSE, NASDAQ or AMEX. FinPro limited the Comparable Group to institutions whose common stock is listed on a major exchange, since these companies tend to trade regularly. FinPro believes that thrifts that trade over-the-counter or as pink sheets are inappropriate for the Comparable Group, due to irregular trading activity and wide bid/ask spreads, which may skew the trading value and make trading multiples less reliable as an indicator of value.

To begin the screening process, FinPro eliminated the 12 MHCs located outside of the Northeast Region.

FinPro excluded institutions that have recently converted, as the earnings of newly converted institutions do not reflect a full year’s benefit from the reinvestment of proceeds, and thus the price/earnings multiples and return on equity measures for these institutions tend to be skewed upward and downward, respectively. As such, the 8 institutions that converted after March 31, 2005 were eliminated.

Of the remaining 17, FinPro then eliminated 3 of the institutions with assets in excess of $2.0 billion as these entities have greater financial and managerial resources and a broader branch network and 3 of the institutions with assets less than $350 million as they have less financial and managerial resources and a smaller branch network.

This results in a total of 11 Comparables. FinPro review the recent performance and news releases of these 11 companies and determined that all 11 were acceptable Comparables.

FIGURE 28 - COMPARABLE GROUP

Ticker	Short Name	Exchange	City	State	Number of Offices	IPO Date
	Comparable Thrift Data
ABBC	Abington Community Bancorp, Inc. (MHC)	NASDAQ	Jenkintown	PA	13	12/17/2004
BCSB	BCSB Bankcorp, Inc. (MHC)	NASDAQ	Baltimore	MD	18	07/08/1998
CSBK	Clifton Savings Bancorp, Inc. (MHC)	NASDAQ	Clifton	NJ	10	03/04/2004
ALLB	Greater Delaware Valley Savings Bank (MHC)	NASDAQ	Broomall	PA	9	03/03/1995
NVSL	Naugatuck Valley Financial Corp. (MHC)	NASDAQ	Naugatuck	CT	6	10/01/2004
OSHC	Ocean Shore Holding Company (MHC)	NASDAQ	Ocean City	NJ	7	12/22/2004
ONFC	Oneida Financial Corp. (MHC)	NASDAQ	Oneida	NY	10	12/30/1998
PBIP	Prudential Bancorp, Inc. of Pennsylvania (MHC)	NASDAQ	Philadelphia	PA	6	03/30/2005
PSBH	PSB Holdings, Inc. (MHC)	NASDAQ	Putnam	CT	6	10/05/2004
SIFI	SI Financial Group Inc. (MHC)	NASDAQ	Willimantic	CT	17	10/01/2004
WFD	Westfield Financial Inc. (MHC)	AMEX	Westfield	MA	10	12/28/2001

	Fox Chase Bank		Hatboro	PA	9

Conversion Valuation Appraisal Report	Page: 35

BASIS FOR COMPARISON

MHCs have different percentages of minority ownership. In order to adjust for this factor, all of the Comparables’ pricing multiples are represented as if the MHC undertook a second step, based upon standardized assumptions. These multiples will be referred to as “fully converted” pricing multiples.

OVERVIEW OF THE COMPARABLES

The members of the Comparable Group were reviewed against the Bank to ensure comparability based upon the following criteria:

1.	Asset size

2.	Profitability

3.	Capital Level

4.	Balance Sheet Mix

5.	Operating Strategy

6.	Date of conversion

1. Asset Size    The Comparable Group should have a similar asset size to the Bank. The Comparable Group ranged in size from $366.2 million to $855.4 million in total assets with a median of $556.8 million. The Bank’s asset size was $754.1 million as of March 31, 2006. On a pro forma basis, the Bank’s assets are projected to be $794.3 million at the midpoint of the estimated value range.

2. Profitability    The Comparable Group had a median ROAA of 0.60% and a median ROAE of 4.31% for the last twelve months. The Comparable Group profitability measures had a dispersion about the mean for the ROAA measure ranging from a low of 0.05% to a high of 0.88%, while the ROAE measure ranged from a low of 0.93% to a high of 7.18%. The Bank had a core ROAA of 0.21% and a core ROAE of 2.66% for the twelve months ended March 31, 2006. On a pro forma basis, the Bank’s core ROAA and core ROAE are 0.25% and 1.84%, respectively.

Conversion Valuation Appraisal Report	Page: 36

3. Capital Level    The Comparable Group had a median equity to assets ratio of 12.76% with a high of 23.75% and a low of 5.01%. At March 31, 2006, the Bank had an equity to assets ratio of 8.39%. On a pro forma basis, at the midpoint, the Bank would have an equity to assets ratio of 13.03%.

4. Balance Sheet Mix    At March 31, 2006, the Bank had a net loan to asset ratio of 47.18%. The median loan to asset ratio for the Comparables was 56.51%, ranging from a low of 41.76% to a high of 75.09%. On the liability side, the Bank’s deposit to asset ratio was 86.98% at March 31, 2006 while the Comparable median was 73.61%, ranging from 59.97% to 77.69%. The Bank’s borrowing to asset ratio of 3.98% is below the Comparable median of 13.75%.

5. Operating Strategy    An institution’s operating characteristics are important because they determine future performance. Operational strategy also affects expected rates of return and investor’s general perception of the quality, risk and attractiveness of a given company. Specific operating characteristics include profitability, balance sheet growth, asset quality, capitalization and non-financial factors such as management strategies and lines of business.

6. Date of Conversion    Recent conversions, those completed on or after March 31, 2005, were excluded since the earnings of a newly converted institution do not reflect the reinvestment of conversion proceeds. Additionally, new issues tend to trade at a discount to the market averages.

Conversion Valuation Appraisal Report	Page: 37

The following table represents key financial indicators for the Bank and the Comparable Group.

FIGURE 29 - KEY FINANCIAL INDICATORS

	The Bank at or for the Twelve Months Ended 3/31/06	Comparable Group Median Last Twelve Months
Balance Sheet Data
Gross Loans to Deposits	55.51	76.24
Total Net Loans to Assets	47.18	56.51
Securities to Assets	43.64	39.81
Deposits to Assets	86.98	73.61
Borrowed Funds to Assets	3.98	13.75

Balance Sheet Growth
Asset Growth Rate	(14.30)	4.77
Loan Growth Rate	(26.30)	16.10
Deposit Growth Rate	(17.10)	3.77

Capital
Equity to Assets	8.39	12.76
Tangible Equity to Tangible Assets	8.39	11.46
Intangible Assets to Equity	—	—
Regulatory Core Capital to Assets	8.72	9.93
Equity + Reserves to Assets	9.50	13.24

Asset Quality
Non-Performing Loans to Loans	1.26	0.06
Reserves to Non-Performing Loans	186.22	409.84
Non-Performing Assets to Assets	0.59	0.09
Non-Performing Assets to Equity	7.06	0.64
Reserves to Loans	2.27	0.71
Reserves to Non-Performing Assets + 90 Days Del.	186.82	360.34

Profitability
Return on Average Assets	0.61	0.60
Return on Average Equity	6.91	4.31

Income Statement
Yield on Average Earning Assets	4.59	5.43
Cost of Average Interest Bearing Liabilities	2.86	2.69
Net Interest Spread	1.72	2.74
Net Interest Margin	2.02	3.00
Noninterest Income to Average Assets	0.15	0.42
Noninterest Expense to Average Assets	1.93	2.31
Efficiency Ratio	95.14	75.50
Overhead Ratio	94.76	65.57

Source: The Bank’s Offering Circular, FinPro calculations and SNL Securities

Conversion Valuation Appraisal Report	Page: 38

4. Market Value Determination

MARKET VALUE ADJUSTMENTS

The estimated pro forma market value of the Bank, along with certain adjustments to its value relative to market values for the Comparable Group are delineated in this section. The adjustments are made from potential investors’ viewpoint and are adjustments necessary when comparing the Bank to the Comparable Group. The adjustment factors are subjectively assessed using the appraiser’s knowledge and expertise and an aggregate adjustment is determined. Potential investors include depositors holding subscription rights and unrelated parties who may purchase stock in the community offering and who are assumed to be aware of all relevant and necessary facts as they pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investment opportunities.

There are numerous criteria on which the market value adjustments are based. The major criteria utilized for purposes of this report include:

Adjustments Relative to the Comparable Group:

•	Financial Condition

•	Balance Sheet Growth

•	Earnings Quality, Predictability and Growth

•	Market Area

•	Cash Dividends

•	Liquidity of the Issue

•	Recent Regulatory Matters

Adjustments for Other Factors:

•	Management

•	Subscription Interest

To ascertain the market value of the Bank, the median trading multiple values for the Comparable Group are utilized as the starting point. The adjustment, up or down, to the Comparable Group median multiple values is made based on the comparison of the Bank to the Comparable Group.

Conversion Valuation Appraisal Report	Page: 39

FINANCIAL CONDITION

The balance sheet strength of an institution is an important market value determinant, as the investment community considers such factors as cash liquidity, capitalization, asset composition, funding mix, intangible levels and interest rate risk in assessing the attractiveness of investing in the common stock of a thrift. The following figures summarize the key financial elements of the Bank measured against the Comparable Group.

FIGURE 30 - KEY BALANCE SHEET DATA

		Key Financial Data for the Most Recent Period End
Ticker	Short Name	Total Assets ($ 000)	Loans/ Deposits (%)	Loans/ Assets (%)	Securities/ Assets (%)	Deposits/ Assets (%)	Borrowings/ Assets (%)
	Comparable Thrift Data
ABBC	Abington Community Bancorp, Inc. (MHC)	855,442	103.60	62.13	29.68	59.97	25.34
BCSB	BCSB Bankcorp, Inc. (MHC)	812,622	75.68	56.51	35.50	74.67	19.52
CSBK	Clifton Savings Bancorp, Inc. (MHC)	837,427	69.89	47.88	48.18	68.50	7.01
ALLB	Greater Delaware Valley Savings Bank (MHC)	389,035	76.24	58.34	31.66	76.53	13.50
NVSL	Naugatuck Valley Financial Corp. (MHC)	366,153	103.93	72.42	NA	69.69	15.43
OSHC	Ocean Shore Holding Company (MHC)	556,813	98.92	75.09	NA	75.91	12.12
ONFC	Oneida Financial Corp. (MHC)	425,893	77.78	55.66	NA	71.57	14.89
PBIP	Prudential Bancorp, Inc. of Pennsylvania (MHC)	447,283	55.22	41.76	52.85	75.64	3.09
PSBH	PSB Holdings, Inc. (MHC)	429,749	63.84	43.06	49.84	67.44	20.24
SIFI	SI Financial Group Inc. (MHC)	691,868	101.60	74.79	18.16	73.61	13.75
WFD	Westfield Financial Inc. (MHC)	822,571	60.42	46.94	44.12	77.69	7.41

	Average	603,169	80.65	57.69	38.75	71.93	13.85
	Median	556,813	76.24	56.51	39.81	73.61	13.75
	Maximum	855,442	103.93	75.09	52.85	77.69	25.34
	Minimum	366,153	55.22	41.76	18.16	59.97	3.09

	Fox Chase Bank	754,050	55.51	47.18	43.64	86.98	3.98

	Variance to the Comparable Median	197,237	(20.73)	(9.33)	3.83	13.37	(9.77)

Sources: SNL and Offering Circular Data, FinPro Computations

Asset Size – The Bank, at $754.1 million, is larger than the Comparable Group median of $556.8 million. At the pro forma midpoint of the offering range, the Bank is expected to have assets of $794.3 million.

Asset Composition - The Bank’s net loans to assets ratio of 47.18% is below the Comparable Group median of 56.51%. The Bank has a higher level of securities as a percentage of assets.

Funding Mix – The Bank funds itself through deposits, 86.98% of assets and borrowings, 3.98% of assets. The Comparable Group has a deposits to assets ratio of 73.61% and a borrowing to asset ratio of 13.75%.

Conversion Valuation Appraisal Report	Page: 40

Cash Liquidity - The cash liquidity of the Bank and the Comparable Group appear to be sufficient to meet funding requirements and regulatory guidelines.

Interest Rate Risk - The Bank’s interest rate risk position is illustrated on page 19. The Bank’s profile appears to be within acceptable regulatory parameters. No similar data is available for the Comparable Group.

FIGURE 31 - CAPITAL DATA

		Capital for the Most Recent Period End
Ticker	Short Name	Equity/ Assets (%)	Tangible Equity/ Tang Assets (%)	Intangible Assets/ Equity (%)	Core Capital/ Tangible Assets (%)	Equity + Reserves/ Assets (%)
	Comparable Thrift Data
ABBC	Abington Community Bancorp, Inc. (MHC)	13.49	13.49	—	10.55	13.66
BCSB	BCSB Bankcorp, Inc. (MHC)	5.01	4.71	6.34	6.88	5.33
CSBK	Clifton Savings Bancorp, Inc. (MHC)	23.75	23.75	—	17.21	23.90
ALLB	Greater Delaware Valley Savings Bank (MHC)	8.77	8.77	—	9.02	9.46
NVSL	Naugatuck Valley Financial Corp. (MHC)	13.97	13.92	0.42	NA	14.50
OSHC	Ocean Shore Holding Company (MHC)	11.01	11.01	—	NA	11.34
ONFC	Oneida Financial Corp. (MHC)	12.76	9.58	27.57	NA	13.24
PBIP	Prudential Bancorp, Inc. of Pennsylvania (MHC)	20.48	20.48	—	20.44	20.60
PSBH	PSB Holdings, Inc. (MHC)	11.62	9.87	16.69	NA	11.96
SIFI	SI Financial Group Inc. (MHC)	11.57	11.46	1.02	9.31	12.10
WFD	Westfield Financial Inc. (MHC)	13.98	13.98	—	NA	14.65

	Average	13.31	12.82	4.73	12.24	13.70
	Median	12.76	11.46	—	9.93	13.24
	Maximum	23.75	23.75	27.57	20.44	23.90
	Minimum	5.01	4.71	—	6.88	5.33

	Fox Chase Bank	8.39	8.39	—	8.72	9.50

	Variance to the Comparable Median	(4.37)	(3.07)	—	(1.21)	(3.74)

Sources: SNL and Offering Circular Data, FinPro Computations

Capitalization - The Comparable Group’s median equity to assets ratio of 12.76% is above the Bank’s ratio of 8.39%. The Bank’s pro forma equity to assets ratio is projected to be 13.03% at the midpoint of the valuation range.

Intangible Levels - An important factor influencing market values is the level of intangibles that an institution carries on its books. Three of the Comparables have intangible assets. The Bank does not have any intangible assets.

Conversion Valuation Appraisal Report	Page: 41

The asset quality of an institution is an important determinant of market value. The investment community considers levels of nonperforming loans, Real Estate Owned (“REO”) and levels of Allowance for Loan and Lease Losses (“ALLL”) in assessing the attractiveness of investing in the common stock of an institution.

FIGURE 32 - ASSET QUALITY TABLE

		Asset Quality for the Most Recent Period End
Ticker	Short Name	NPLs/ Loans (%)	Reserves/ NPLs (%)	NPAs/ Assets (%)	NPAs/ Equity (%)	Reserves/ Loans (%)	Reserves/ NPAs + 90 (%)
	Comparable Thrift Data
ABBC	Abington Community Bancorp, Inc. (MHC)	0.04	721.50	0.02	0.17	0.27	370.00
BCSB	BCSB Bankcorp, Inc. (MHC)	0.14	409.84	0.09	1.84	0.57	350.67
CSBK	Clifton Savings Bancorp, Inc. (MHC)	0.01	NM	—	0.02	0.31	NM
ALLB	Greater Delaware Valley Savings Bank (MHC)	0.43	271.34	0.71	8.14	1.18	71.49
NVSL	Naugatuck Valley Financial Corp. (MHC)	NA	NA	0.11	0.79	0.73	482.59
OSHC	Ocean Shore Holding Company (MHC)	0.07	609.03	0.05	0.49	0.44	609.03
ONFC	Oneida Financial Corp. (MHC)	NA	NA	NA	NA	0.87	NA
PBIP	Prudential Bancorp, Inc. of Pennsylvania (MHC)	—	NM	0.08	0.39	0.30	79.71
PSBH	PSB Holdings, Inc. (MHC)	0.04	NM	0.02	0.14	0.80	NM
SIFI	SI Financial Group Inc. (MHC)	0.06	NM	0.09	0.80	0.71	574.49
WFD	Westfield Financial Inc. (MHC)	0.54	266.59	0.25	1.80	1.43	266.59

	Average	0.15	455.66	0.14	1.46	0.69	350.57
	Median	0.06	409.84	0.09	0.64	0.71	360.34
	Maximum	0.54	721.50	0.71	8.14	1.43	609.03
	Minimum	—	266.59	—	0.02	0.27	71.49

	Fox Chase Bank	1.26	186.82	0.59	7.06	2.27	186.82

	Variance to the Comparable Median	1.20	(172.65)	0.51	6.42	1.56	(173.51)

Sources: SNL and Offering Circular Data, FinPro Computations

The Bank’s level of nonperforming loans (“NPL”) to total loans, at 1.26%, is above the Comparable Group median at 0.06%. The Bank had a nonperforming assets to assets ratio of 0.59%, which is above the Comparable median of 0.09%. The Bank’s reserve level, 2.27% is total loans, is above the Comparable median of 0.71% of loans. The Bank’s level of reserves to NPLs is below that of the Comparable Group, due to the Bank’s higher level of NPLs.

Conversion Valuation Appraisal Report	Page: 42

Positive	Neutral	Negative
Lower Borrowings to Assets		Lower Loans to Assets

Higher Deposits to Assets		Lower Capital

Higher ALLL to Loans		Higher NPLs

Higher Pro forma Tangible Capital		Higher NPAs

Lower ALLL to NPLs

The Bank’s asset mix is not as strong as the Comparable Group’s mix. The Bank has a higher level of deposits and lower level of borrowings as a percentage of assets relative to the Comparable Group. The Bank has lower capital levels, but at the midpoint of the range will have higher tangible capital levels after the reorganization. The Bank has a higher level of NPLs and NPAs, but also has a higher level of reserves as a percentage of loans relative to the Comparable levels. The Bank’s ALLL to NPLs ratio is below the Comparable Group median. Taken collectively, moderate downward adjustment is warranted for financial condition.

Conversion Valuation Appraisal Report	Page: 43

BALANCE SHEET GROWTH

The Bank’s assets, loans and deposits have decreased, while the Comparable Group experienced growth. A portion of the decline in balance sheet size is attributable to the restrictions of the Order to Cease and Desist.

FIGURE 33 - BALANCE SHEET GROWTH DATA

		Growth
Ticker	Short Name	Asset Growth LTM (%)	Loan Growth LTM (%)	Deposit Growth LTM (%)
	Comparable Thrift Data
ABBC	Abington Community Bancorp, Inc. (MHC)	14.34	27.54	21.57
BCSB	BCSB Bankcorp, Inc. (MHC)	4.77	16.10	3.58
CSBK	Clifton Savings Bancorp, Inc. (MHC)	0.68	19.37	3.95
ALLB	Greater Delaware Valley Savings Bank (MHC)	1.81	6.90	3.77
NVSL	Naugatuck Valley Financial Corp. (MHC)	29.32	24.81	31.18
OSHC	Ocean Shore Holding Company (MHC)	4.66	19.94	1.54
ONFC	Oneida Financial Corp. (MHC)	0.82	9.99	0.42
PBIP	Prudential Bancorp, Inc. of Pennsylvania (MHC)	10.44	20.70	(2.79)
PSBH	PSB Holdings, Inc. (MHC)	29.56	15.83	27.28
SIFI	SI Financial Group Inc. (MHC)	10.76	14.69	11.26
WFD	Westfield Financial Inc. (MHC)	2.86	2.31	3.76

	Average	10.00	16.20	9.59
	Median	4.77	16.10	3.77
	Maximum	29.56	27.54	31.18
	Minimum	0.68	2.31	(2.79)

	Fox Chase Bank	(14.30)	(26.30)	(17.10)

	Variance to the Comparable Median	(19.07)	(42.40)	(20.87)

Sources: SNL and Offering Circular Data, FinPro Computations

Positive	Neutral	Negative
Lower Asset Growth

Lower Loan Growth

Lower Deposit Growth

A strong downward adjustment is warranted.

Conversion Valuation Appraisal Report	Page: 44

EARNINGS QUALITY, PREDICTABILITY AND GROWTH

The earnings quality, predictability and growth are critical components in the establishment of market values for thrifts. Thrift earnings are primarily a function of:

•	net interest income

•	loan loss provision

•	non-interest income

•	non-interest expense

The quality and predictability of earnings is dependent on both internal and external factors. Some internal factors include the mix of the balance sheet, the interest rate sensitivity of the balance sheet, the asset quality, and the infrastructure in place to deliver the assets and liabilities to the public. External factors include the competitive market for both assets and liabilities, the global interest rate scenario, local economic factors and regulatory issues.

Investors are focusing on earnings sustainability as interest rate volatility has caused a wide variation in income levels. With the intense competition for both assets and deposits, banks cannot easily replace lost spread and margin with balance sheet growth.

Each of these factors can influence the earnings of an institution, and each of these factors is volatile. Investors prefer stability and consistency. As such, solid, consistent earnings are preferred to high but risky earnings. Investors also prefer earnings to be diversified and not entirely dependent on interest income.

Conversion Valuation Appraisal Report	Page: 45

The Bank’s annual net income increased between the twelve months ended December 31, 2001 and the twelve months ended December 31, 2003. The increase during this time period was primarily a function of rising net interest income and noninterest income. Noninterest expense and income tax expense also increased to a lesser extent.

The Bank posted a $1.9 million net loss during the twelve months ended December 31, 2004. The loss was primarily a function of a $12.3 million posting of provision expense. The Bank posted a $6.0 million profit for the twelve months ended December 31, 2005. During the twelve months ended December 31, 2005, the Bank recaptured $6.0 million in provision expense. The change in net income/(loss) between the 2004 and 2005 fiscal years was primarily attributable to the $18.3 million change in provision expense. Additionally, between the twelve months ended December 31, 2004 and the twelve months ended December 31, 2005, net interest income declined $969 thousand, noninterest income declined $1.0 million, noninterest expense rose $3.9 million and provision for income tax expense rose $4.6 million.

For the three months ended March 31, 2006 compared to three months ended March 31, 2005, net income declined $899 thousand or 77.04%. The decline was primarily attributable to a decline in net interest income of $989 thousand and an increase in noninterest expense of $398 thousand. These factors were partially offset by a $454 thousand decline in provision for income tax expense.

FIGURE 34 - NET INCOME CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 46

The Bank’s ROAA is at the Comparable Group median, and ROAE is above the Comparable Group median. However, the Bank’s core ROAA and ROAE of 0.21% and 2.66%, respectively, are below the Comparable levels. The Bank’s higher capitalization following the offering is expected to reduce return on equity for the near term. On a pro forma basis, the Bank’s core ROAA and core ROAE are 0.25% and 1.84%, respectively.

FIGURE 35 - PROFITABILITY DATA

		LTM Profitability
Ticker	Short Name	Return on Avg Assets (%)	Return on Avg Equity (%)
	Comparable Thrift Data
ABBC	Abington Community Bancorp, Inc. (MHC)	0.80	5.61
BCSB	BCSB Bankcorp, Inc. (MHC)	0.05	0.93
CSBK	Clifton Savings Bancorp, Inc. (MHC)	0.51	2.14
ALLB	Greater Delaware Valley Savings Bank (MHC)	0.30	3.39
NVSL	Naugatuck Valley Financial Corp. (MHC)	0.60	3.80
OSHC	Ocean Shore Holding Company (MHC)	0.55	4.98
ONFC	Oneida Financial Corp. (MHC)	0.88	7.18
PBIP	Prudential Bancorp, Inc. of Pennsylvania (MHC)	0.86	4.78
PSBH	PSB Holdings, Inc. (MHC)	0.61	4.31
SIFI	SI Financial Group Inc. (MHC)	0.52	4.19
WFD	Westfield Financial Inc. (MHC)	0.74	5.14

	Average	0.58	4.22
	Median	0.60	4.31
	Maximum	0.88	7.18
	Minimum	0.05	0.93

	Fox Chase Bank	0.61	7.91

	Variance to the Comparable Median	0.00	2.64

Sources: SNL and Offering Circular Data, FinPro Computations

Conversion Valuation Appraisal Report	Page: 47

FIGURE 36 - INCOME STATEMENT DATA

		LTM Income Statement
Ticker	Short Name	Yield on Ave Earn Assets (%)	Cost of Funds (%)	Net Interest Spread (%)	Net Interest Margin (%)	Noninterest Income/ Avg Assets (%)	Noninterest Expense/ Avg Assets (%)	Efficiency Ratio (%)	Overhead Ratio (%)
	Comparable Thrift Data
ABBC	Abington Community Bancorp, Inc. (MHC)	5.43	NA	NA	2.77	0.36	1.85	62.15	56.92
BCSB	BCSB Bankcorp, Inc. (MHC)	NA	NA	NA	2.08	0.19	2.17	98.93	98.83
CSBK	Clifton Savings Bancorp, Inc. (MHC)	4.24	NA	NA	2.25	0.03	1.37	61.96	61.40
ALLB	Greater Delaware Valley Savings Bank (MHC)	5.43	2.69	2.74	3.00	0.34	2.83	88.23	86.82
NVSL	Naugatuck Valley Financial Corp. (MHC)	NA	NA	NA	3.70	0.48	3.14	80.71	77.97
OSHC	Ocean Shore Holding Company (MHC)	5.42	2.69	2.73	3.06	0.42	2.26	70.04	65.57
ONFC	Oneida Financial Corp. (MHC)	5.58	NA	NA	3.46	2.78	4.61	78.84	59.46
PBIP	Prudential Bancorp, Inc. of Pennsylvania (MHC)	5.10	NA	NA	2.84	0.13	1.59	54.83	52.71
PSBH	PSB Holdings, Inc. (MHC)	NA	NA	NA	2.94	0.50	2.49	75.50	71.12
SIFI	SI Financial Group Inc. (MHC)	5.54	2.35	3.19	3.56	0.95	3.47	80.15	74.52
WFD	Westfield Financial Inc. (MHC)	5.05	NA	NA	3.10	0.43	2.31	69.09	64.56

	Average	5.22	2.58	2.89	2.98	0.60	2.55	74.58	69.99
	Median	5.43	2.69	2.74	3.00	0.42	2.31	75.50	65.57
	Maximum	5.58	2.69	3.19	3.70	2.78	4.61	98.93	98.83
	Minimum	4.24	2.35	2.73	2.08	0.03	1.37	54.83	52.71

	Fox Chase Bank	4.59	2.86	1.72	2.02	0.15	1.93	95.14	94.76

	Variance to the Comparable Median	(0.60)	0.17	(0.78)	(0.95)	(0.27)	(0.41)	19.64	29.19

Sources: SNL and Offering Circular Data, FinPro Computations

Note: The data for cost of funds and spread are not meaningful due to the lack of Comparable Data.

The Bank has a 98 basis point disadvantage in net margin. Additionally, the Bank has a 27 basis point disadvantage in noninterest income. These differences are partially offset by a 39 basis point advantage in noninterest expense.

The Bank’s efficiency ratio of 95.14% is above the Comparable median of 75.50%.

On a forward looking basis, after the conversion the Bank’s operating expenses are expected to rise as a result of the stock benefit plans and additional costs of being a public company. At the same time, the Bank will have additional capital to deploy and leverage.

Conversion Valuation Appraisal Report	Page: 48

Positive	Neutral	Negative
Lower Noninterest Expense		Lower core ROAA

Lower core ROAE

Lower Pro Forma ROAE

Lower Net Margin

Lower Noninterest Income

The Bank is less profitable than the Comparables on a core ROAA and core ROAE basis. The Bank’s earnings composition is weaker than the Comparable Group as the Bank has a lower net margin and lower noninterest income. However, the Bank has a lower noninterest expense. The Bank’s historical earnings have been inconsistent. Taken collectively, a strong downward adjustment is warranted for this factor.

Conversion Valuation Appraisal Report	Page: 49

MARKET AREA

The market area that an institution serves has a significant impact on value, as future success is interrelated with the economic, demographic and competitive aspects of the market. The location of an institution will have an impact on the trading value of an institution, as many analysts compare the pricing of institutions relative to a state or regional multiples in investor presentations.

The following figure compares the demographic and competitive data for the counties serviced by the Bank, to the county data of the Comparable Group members.

Conversion Valuation Appraisal Report	Page: 50

FIGURE 37 – MARKET AREA DATA

	County	Bank’s Deps in the County 06/30/05 (actual)	Bank’s Deposit Market Share (%)	Number of Branches 06/30/05 (actual)	Total Population 2005 (actual)	Population Per Branch (actual)	Population		Median HH Income 2005 ($)	HH Income		Unemp. Rate Dec. 2005 (%)
Institution Name							Change 2000-2005 (%)	Change 2005-2010 (%)		Change 2000-2005 (%)	Change 2005-2010 (%)
Abington Community Bancorp, Inc. (MHC)	Montgomery	457,581	2.57	354	775,046	2,189	3.33	2.96	75,725	24.41	24.30	3.30
Abington Community Bancorp, Inc. (MHC)	Bucks	20,902	0.19	247	622,564	2,521	4.17	3.87	73,522	23.10	21.65	3.60

Deposit Weighted Market Data			2.47			2,204	3.37	3.00	75,629	24.35	24.18	3.31

BCSB Bankcorp, Inc. (MHC)	Baltimore	460,404	3.42	285	789,038	2,769	4.61	4.98	57,839	14.07	15.19	3.70
BCSB Bankcorp, Inc. (MHC)	Harford	104,475	4.31	82	239,907	2,926	9.75	9.60	64,564	13.18	14.19	3.40
BCSB Bankcorp, Inc. (MHC)	Howard	27,948	0.82	74	271,796	3,673	9.67	9.01	86,586	16.72	18.86	2.50
BCSB Bankcorp, Inc. (MHC)	Baltimore (City)	10,181	0.07	129	629,541	4,880	(3.32)	(2.29)	33,614	11.76	11.55	6.30

Deposit Weighted Market Data			3.40			2,873	5.60	5.84	59,927	14.00	15.13	3.64

First Bancorp of Indiana, Inc.	Vanderburgh	191,278	5.62	57	172,943	3,034	0.59	0.95	41,299	12.19	11.67	4.90
First Bancorp of Indiana, Inc.	Warrick	5,471	1.13	14	55,643	3,975	6.22	5.46	54,076	10.87	12.72	4.40

Deposit Weighted Market Data			5.50			3,060	0.75	1.08	41,654	12.15	11.70	4.89

Clifton Savings Bancorp, Inc. (MHC)	Passaic	459,537	5.14	150	505,860	3,372	3.44	3.57	55,643	13.07	13.37	5.40
Clifton Savings Bancorp, Inc. (MHC)	Bergen	111,373	0.34	484	902,287	1,864	2.06	1.93	76,516	17.87	16.20	3.60

Deposit Weighted Market Data			4.20			3,078	3.17	3.25	59,715	14.01	13.92	5.05

Greater Delaware Valley Savings Bank (MHC)	Delaware	281,429	3.36	177	564,067	3,187	2.40	3.06	62,297	24.34	23.15	3.90
Greater Delaware Valley Savings Bank (MHC)	Chester	13,687	0.18	185	471,098	2,546	8.67	8.17	81,043	25.00	27.48	3.00

Deposit Weighted Market Data			3.21			3,157	2.69	3.30	63,166	24.37	23.35	3.86

Naugatuck Valley Financial Corp. (MHC)	New Haven	199,851	1.20	268	845,412	3,155	2.60	2.95	56,802	16.32	15.83	4.70
Naugatuck Valley Financial Corp. (MHC)	Fairfield	21,612	0.10	339	910,228	2,685	3.13	3.36	80,439	23.99	26.23	3.80

Deposit Weighted Market Data			1.09			3,109	2.65	2.99	59,109	17.07	16.84	4.61

Ocean Shore Holding Company (MHC)	Cape May	235,487	9.47	58	112,796	1,945	10.23	11.88	46,862	12.49	12.72	8.40
Ocean Shore Holding Company (MHC)	Atlantic	197,989	4.30	82	270,524	3,299	7.12	7.45	49,020	11.43	9.33	5.60

Deposit Weighted Market Data			7.11			2,563	8.81	9.86	47,848	12.01	11.17	7.12

Oneida Financial Corp. (MHC)	Madison	301,480	40.84	21	70,473	3,356	1.49	0.56	45,756	13.87	13.11	5.10
Oneida Financial Corp. (MHC)	Oneida	20,542	0.55	68	236,373	3,476	0.38	1.37	40,924	13.98	13.19	4.60
Oneida Financial Corp. (MHC)	Onondaga	4,946	0.07	146	465,053	3,185	1.47	2.25	47,339	15.81	15.36	4.40

Deposit Weighted Market Data			37.69			3,361	1.42	0.64	45,476	13.91	13.15	5.06

Prudential Bancorp, Inc. of Pennsylvania (MHC)	Philadelphia	334,009	0.94	335	1,484,645	4,432	(2.17)	(1.58)	36,853	19.73	20.19	6.00
Prudential Bancorp, Inc. of Pennsylvania (MHC)	Delaware	23,248	0.28	177	564,067	3,187	2.40	3.06	62,297	24.34	23.15	3.90

Deposit Weighted Market Data			0.90			4,351	(1.87)	(1.28)	38,509	20.03	20.38	5.86

PSB Holdings, Inc. (MHC)	Windham	245,778	18.41	36	113,626	3,156	4.16	4.55	50,762	12.52	11.53	5.00
PSB Holdings, Inc. (MHC)	New London	63,947	1.62	87	267,790	3,078	3.36	3.66	57,903	14.30	13.56	4.10

Deposit Weighted Market Data			14.94			3,140	3.99	4.37	52,236	12.89	11.95	4.81

SI Financial Group Inc. (MHC)	Windham	244,114	18.28	36	113,626	3,156	4.16	4.55	50,762	12.52	11.53	5.00
SI Financial Group Inc. (MHC)	New London	114,226	2.90	87	267,790	3,078	3.36	3.66	57,903	14.30	13.56	4.10
SI Financial Group Inc. (MHC)	Tolland	89,396	4.80	40	146,009	3,650	7.07	5.80	68,651	16.29	14.58	3.60
SI Financial Group Inc. (MHC)	Hartford	39,972	0.17	270	875,250	3,242	2.11	2.45	59,492	17.16	15.60	4.70

Deposit Weighted Market Data			10.72			3,235	4.34	4.40	56,429	14.01	12.90	4.51

Westfield Financial Inc. (MHC)	Hampden	618,311	8.42	143	462,529	3,234	1.38	1.97	47,505	19.60	19.22	5.50

			7.92			3,235	1.42	2.00	48,233	19.45	19.00

Comparable Median			4.85			3,124	2.93	3.12	54,333	14.01	14.52	4.81

Fox Chase Bank	Atlantic	57,700	1.25	82	270,524	3,299	7.12	7.45	49,020	11.43	9.33	5.60
Fox Chase Bank	Cape May	33,295	1.34	58	112,796	1,945	10.23	11.88	46,862	12.49	12.72	8.40
Fox Chase Bank	Philadelphia	357,489	1.01	335	1,484,625	4,432	(2.17)	(1.58)	36,853	19.73	20.19	6.00
Fox Chase Bank	Bucks	177,943	1.60	247	622,564	2,521	4.17	3.87	73,522	23.10	21.65	3.60
Fox Chase Bank	Montgomery	129,963	0.73	354	775,046	2,189	3.33	2.96	75,725	24.41	24.30	3.30

Deposit Weighted Market Data			1.13			3,401	1.52	1.76	53,527	20.38	20.08	5.05

State of Pennsylvania					12,480,851		1.63	1.71	48,534	21.01	20.86	4.40

State of New Jersey					8,768,091		4.20	4.18	63,135	14.62	14.29	4.40

National Average					298,727,898	1,628	6.15	6.26	49,747	17.98	17.36	4.90

Sources: SNL Securities

Conversion Valuation Appraisal Report	Page: 51

Positive	Neutral	Negative
Higher Population Per Branch		Lower Population Growth

Higher Income Growth		Higher Unemployment

Lower Income

The Bank’s market area has grown and is projected to continue to grow at a slower rate than the Comparable Group’s markets. Unemployment levels are higher in the Bank’s markets. Household income levels are lower in the Bank’s markets, but are projected to grow at a rate faster than the Comparables. The Bank’s market area has a higher ratio of population to branches than the Comparable Group. Based upon these factors, a slight downward adjustment is warranted for market area.

Conversion Valuation Appraisal Report	Page: 52

CASH DIVIDENDS

The last few years have seen yet another shift away from dividend policies concurrent with conversion. Recent issues have been fully or oversubscribing without the need for the additional enticement of dividends. After the conversion is another issue, however. Pressures on ROAE and on internal rate of returns to investors prompted the industry toward cash dividends. This trend is exacerbated by the lack of growth potential. Typically, when institutions are in a growth mode, they issue stock dividends or do not declare a dividend. When growth is stunted, these institutions shift toward reducing equity levels and thus utilize cash dividends as a tool in managing equity. Recent tax code changes have made cash dividends more attractive to investors.

FIGURE 38 - DIVIDEND DATA

		Dividends
Ticker	Short Name	Current Dividend Yield (%)	LTM Dividend Payout Ratio (%)
	Comparable Thrift Data
ABBC	Abington Community Bancorp, Inc. (MHC)	1.47	47.62
BCSB	BCSB Bankcorp, Inc. (MHC)	4.00	714.29
CSBK	Clifton Savings Bancorp, Inc. (MHC)	1.89	153.85
ALLB	Greater Delaware Valley Savings Bank (MHC)	1.50	79.41
NVSL	Naugatuck Valley Financial Corp. (MHC)	1.89	69.23
OSHC	Ocean Shore Holding Company (MHC)	—	—
ONFC	Oneida Financial Corp. (MHC)	3.98	87.76
PBIP	Prudential Bancorp, Inc. of Pennsylvania (MHC)	1.23	NA
PSBH	PSB Holdings, Inc. (MHC)	2.15	NA
SIFI	SI Financial Group Inc. (MHC)	1.46	46.43
WFD	Westfield Financial Inc. (MHC)	2.56	161.29

	Average	2.01	151.10
	Median	1.89	79.41
	Maximum	4.00	714.29
	Minimum	—	—

	Fox Chase Bank	—	—

	Variance to the Comparable Median	(1.89)	(79.41)

Sources: SNL and Offering Circular Data, FinPro Computations

Conversion Valuation Appraisal Report	Page: 53

All Comparable institutions with the exception of Ocean Shore Holding Company had declared cash dividends. The median dividend payout ratio for the Comparable Group was 79.41%, ranging from a high of 714.29% to a low of 0.00%. The Bank, on a pro forma basis at the mid point of the value range will have an equity to assets ratio of 13.03%. The Bank will have adequate capital and profits to pay cash dividends.

As such, no adjustment is warranted for this factor.

Conversion Valuation Appraisal Report	Page: 54

LIQUIDITY OF THE ISSUE

The Comparable Group is by definition composed only of companies that trade in the public markets with all of the Comparables trading on NASDAQ or AMEX. Typically, the number of shares outstanding and the market capitalization provides an indication of how much liquidity there will be in a given stock. The actual liquidity can be measured by volume traded over a given period of time.

FIGURE 39 - MARKET CAPITALIZATION DATA

		Market Data
Ticker	Short Name	Market Value ($)	Stock Price ($)	Price High ($)	Price Low ($)	Book Value ($)	Tangible Book Value ($)
	Comparable Thrift Data
ABBC	Abington Community Bancorp, Inc. (MHC)	213.10	13.60	13.68	13.20	7.36	7.36
BCSB	BCSB Bankcorp, Inc. (MHC)	73.90	12.50	14.08	12.10	6.89	6.45
CSBK	Clifton Savings Bancorp, Inc. (MHC)	321.60	10.57	10.73	10.20	6.54	6.54
ALLB	Greater Delaware Valley Savings Bank (MHC)	82.60	24.00	25.59	24.00	9.92	9.92
NVSL	Naugatuck Valley Financial Corp. (MHC)	80.60	10.60	10.90	10.25	6.73	6.70
OSHC	Ocean Shore Holding Company (MHC)	109.10	12.45	12.50	11.40	7.00	7.00
ONFC	Oneida Financial Corp. (MHC)	85.30	11.07	11.98	10.31	7.12	5.16
PBIP	Prudential Bancorp, Inc. of Pennsylvania (MHC)	162.50	13.00	14.00	12.00	7.33	7.33
PSBH	PSB Holdings, Inc. (MHC)	75.30	11.17	11.31	10.41	7.41	6.17
SIFI	SI Financial Group Inc. (MHC)	136.60	10.93	11.75	10.35	6.38	6.31
WFD	Westfield Financial Inc. (MHC)	224.90	23.42	25.18	23.01	12.36	12.36

	Average	142.32	13.94	14.70	13.38	7.73	7.39
	Median	109.10	12.45	12.50	11.40	7.12	6.70
	Maximum	321.60	24.00	25.59	24.00	12.36	12.36
	Minimum	73.90	10.57	10.73	10.20	6.38	5.16

	Fox Chase Bank	111.00	NA	NA	NA	NA	NA

	Variance to the Comparable Median	1.90	NA	NA	NA	NA	NA

Sources: SNL and Offering Circular Data, FinPro Computations

The market capitalization values of the Comparable Group range from a low of $73.9 million to a high of $321.6 million with a median market capitalization of $109.1 million. The Bank expects to have $111.0 million of market capital at the midpoint on a pro forma basis. It is expected that the Bank will trade on NASDAQ along with ten of the eleven Comparables.

No adjustment for this factor appears warranted, due to the similar levels of pro forma market capitalization and expected liquidity, relative to the Comparables.

Conversion Valuation Appraisal Report	Page: 55

RECENT REGULATORY MATTERS

Regulatory matters influence the market for thrift conversions. The Bank will operate in substantially the same regulatory environment as the Comparable Group. The only material difference is that the federally regulated Comparables have the ability to waive dividends to the MHC. This factor was addressed in the cash dividends section.

Taken collectively, no adjustment for this factor is warranted as both the Bank and the Comparables will operate in the same ownership structure and will be supervised in the same regulatory environment.

Conversion Valuation Appraisal Report	Page: 56

5. Other Factors

MANAGEMENT

As a result of the Order to Cease and Desist, the Bank was required to hire a new CEO and appoint new directors. The current management team including CEO, CFO and lending personnel are new to the institution.

However, the current team has considerable banking experience and has held similar positions in other financial institutions. The current team has made considerable progress in addressing the items specified in the Order to Cease and Desist and has had many of the regulatory restrictions lifted.

The Bank’s organizational chart is reasonable for an institution of its size and complexity. The Board is active and oversees and advises on all key strategic and policy decisions and holds the management to high performance standards.

As such, no adjustment appears to be warranted for this factor.

Conversion Valuation Appraisal Report	Page: 57

ORDER TO CEASE AND DESIST

The Bank is subject to the terms of the Order to Cease and Desist. However, the restrictions on asset growth and lending contained in the Order were lifted. Additionally, the restriction on entering into third party contracts outside of the ordinary course of business without the prior written approval of the Office of Thrift Supervision was lifted. There can be no assurance as to when the Order to Cease and Desist will be terminated.

The Order to Cease and Desist did not remove the Bank’s designation as a “troubled institution” as imposed by the Office of Thrift Supervision in January 2005. Such designation requires Fox Chase to pay increased assessment fees to the Office of Thrift Supervision and increases the deposit insurance premiums paid to the Federal Deposit Insurance Corporation. Further, such designation generally requires the regulators to undertake additional procedures when considering applications the Bank submits, such as for the establishment of new branches, for acquisitions or for certain dividend payments, which may result in a delay in the processing of the Bank’s applications. If the Bank fails to comply with the Order to Cease and Desist in a manner satisfactory to the Office of Thrift Supervision, it can take additional, and possibly more severe, enforcement action against management and the Board of Directors, including assessing civil monetary penalties and initiating injunctive actions. Moreover, they can impose restrictions on the Bank’s operations, which would negatively affect the Bank’s ability to implement its operating strategy and negatively affect the Bank’s profitability.

FinPro has reviewed and considered the progress evident in the Bank’s recent exam reports. The factors underlying the reasons for the Order to Cease and Desist have been adjusted for elsewhere in this appraisal. As such, the actual lifting of the Order to Cease and Desist does not in-and-of itself impact the appraisal.

As such, no adjustment is warranted for this factor.

Conversion Valuation Appraisal Report	Page: 58

SUBSCRIPTION INTEREST

The pro forma price to fully converted book multiple of MHC conversions declined from 2005 to May 2, 2006.

FIGURE 40 - MHC REORGANIZATIONS (SINCE 1/1/03) PRO FORMA DATA

						Price to Pro Forma
Ticker	Short Name	IPO Date	IPO Price ($)	Percentage Retained By MHC (%)	Net Proceeds ($000)	Fully Converted Book Value (%)
MFDB	Mutual Federal Bancorp Inc. (MHC)	04/06/2006	10.0000	70.00	8,592	74.57
LSBK	Lake Shore Bancorp, Inc. (MHC)	04/04/2006	10.0000	53.00	24,485	81.29

Q2’06	Average					77.93
	Median					77.93

UCBA	United Community Bancorp (MHC)	03/31/2006	10.0000	55.00	30,228	85.06
MGYR	Magyar Bancorp, Inc. (MHC)	01/24/2006	10.0000	54.03	22,059	82.27
GVFF	Greenville Federal Financial Corporation (MHC)	01/05/2006	10.0000	55.00	8,114	69.72

Q1’06	Average					79.02
	Median					82.27

2006 YTD	Average					78.58
	Median					81.29

EQFC	Equitable Financial Corp. (MHC)	11/08/2005	10.0000	55.00	11,460	79.39
ISBC	Investors Bancorp, Inc. (MHC)	10/12/2005	10.0000	54.27	444,954	85.40
WAUW	Wauwatosa Holdings, Inc. (MHC)	10/05/2005	10.0000	68.35	85,953	82.52

Q4’05	Average					82.44
	Median					82.52

OTTW	Ottawa Savings Bancorp, Inc. (MHC)	07/15/2005	10.0000	55.00	7,728	74.92
UBNK	United Financial Bancorp, Inc. (MHC)	07/13/2005	10.0000	53.40	61,624	84.38

Q3’05	Average					79.65
	Median					79.65

COBK	Colonial Bankshares, Inc. (MHC)	06/30/2005	10.0000	54.00	17,426	82.47
HBOS	Heritage Financial Group (MHC)	06/30/2005	10.0000	70.00	25,908	84.17
NPEN	North Penn Bancorp, Inc. (MHC)	06/02/2005	10.0000	53.92	5,061	73.70
RCKB	Rockville Financial, Inc. (MHC)	05/23/2005	10.0000	55.00	71,069	85.05
FFCO	FedFirst Financial Corp. (MHC)	04/07/2005	10.0000	55.00	24,822	85.98
BFSB	Brooklyn Federal Bancorp, Inc. (MHC)	04/06/2005	10.0000	70.00	32,794	89.55

Q2’05	Average					83.49
	Median					84.61

PBIP	Prudential Bancorp, Inc. of Pennsylvania (MHC)	03/30/2005	10.0000	55.00	48,241	86.87
KFFB	Kentucky First Federal Bancorp (MHC)	03/03/2005	10.0000	55.00	14,309	96.36
KRNY	Kearny Financial Corp (MHC)	02/24/2005	10.0000	70.00	183,196	80.04
HFBL	Home Federal Bancorp, Inc. of Louisiana (MHC)	01/21/2005	10.0000	60.00	11,988	75.39
BVFL	BV Financial, Inc. (MHC)	01/14/2005	10.0000	55.00	9,646	87.78
GTWN	Georgetown Bancorp, Inc. (MHC)	01/06/2005	10.0000	55.00	10,347	88.45

Q1’05	Average					85.82
	Median					87.33

2005	Average					83.67
	Median					84.38

1/1/2002	Average					82.52
5/2/2006	Median					83.35

Source: SNL Securities

Conversion Valuation Appraisal Report	Page: 59

The first day “pop” increased modestly between 2005 and 2006 year-to-date. Four of the MHC conversions that closed since January 1, 2005 are currently trading below their IPO price.

FIGURE 41 - MHC REORGANIZATIONS PRICE APPRECIATION

			Percent Change from IPO
Ticker	Short Name	IPO Date	After 1 Day (%)	After 1 Week (%)	After 1 Month (%)	After 3 Months (%)	To Date (%)
MFDB	Mutual Federal Bancorp Inc. (MHC)	04/06/2006	11.30	10.00	NA	NA	13.00
LSBK	Lake Shore Bancorp, Inc. (MHC)	04/04/2006	7.00	5.50	NA	NA	2.80

Q2’06	Average		9.15	7.75	NA	NA	7.90
	Median		9.15	7.75	NA	NA	7.90

UCBA	United Community Bancorp (MHC)	03/31/2006	8.00	8.40	5.50	NA	6.50
MGYR	Magyar Bancorp, Inc. (MHC)	01/24/2006	6.50	5.00	6.00	15.00	17.60
GVFF	Greenville Federal Financial Corporation (MHC)	01/05/2006	NA	2.50	0.00	1.00	-1.50

Q1’06	Average		7.25	5.30	3.83	NA	7.53
	Median		7.25	5.00	5.50	NA	6.50

2006 YTD	Average		8.20	6.28	3.83	8.00	7.68
	Median		7.50	5.50	5.50	8.00	6.50

EQFC	Equitable Financial Corp. (MHC)	11/08/2005	NA	0.00	-5.00	-7.50	-7.50
ISBC	Investors Bancorp, Inc. (MHC)	10/12/2005	0.20	0.70	5.20	16.80	39.70
WAUW	Wauwatosa Holdings, Inc. (MHC)	10/05/2005	12.50	11.50	9.50	15.60	37.80

Q4’05	Average		6.35	4.07	3.23	NA	23.33
	Median		6.35	0.70	5.20	NA	37.80

OTTW	Ottawa Savings Bancorp, Inc. (MHC)	07/15/2005	10.00	5.00	7.00	-2.50	19.50
UBNK	United Financial Bancorp, Inc. (MHC)	07/13/2005	17.50	15.70	17.00	13.70	19.70

Q3’05	Average		13.75	10.35	12.00	NA	19.60
	Median		13.75	10.35	12.00	NA	19.60

COBK	Colonial Bankshares, Inc. (MHC)	06/30/2005	6.00	6.90	7.50	5.70	17.70
HBOS	Heritage Financial Group (MHC)	06/30/2005	7.50	7.20	9.30	10.00	23.80
NPEN	North Penn Bancorp, Inc. (MHC)	06/02/2005	10.00	2.50	1.50	1.50	10.00
RCKB	Rockville Financial, Inc. (MHC)	05/23/2005	4.80	10.50	19.60	38.90	42.30
FFCO	FedFirst Financial Corp. (MHC)	04/07/2005	-6.60	-7.10	-14.50	-9.00	0.90
BFSB	Brooklyn Federal Bancorp, Inc. (MHC)	04/06/2005	-0.50	-0.10	-5.00	7.90	20.50

Q2’05	Average		3.53	3.32	3.07	9.17	19.20
	Median		5.40	4.70	4.50	6.80	19.10

PBIP	Prudential Bancorp, Inc. of Pennsylvania (MHC)	03/30/2005	-1.50	-6.50	-12.50	8.40	30.00
KFFB	Kentucky First Federal Bancorp (MHC)	03/03/2005	7.90	11.00	12.40	15.50	5.50
KRNY	Kearny Financial Corp (MHC)	02/24/2005	13.90	14.30	10.80	6.00	39.70
HFBL	Home Federal Bancorp, Inc. of Louisiana (MHC)	01/21/2005	-1.00	0.00	-0.80	-6.00	2.20
BVFL	BV Financial, Inc. (MHC)	01/14/2005	-6.50	-4.00	-1.50	-8.60	-5.50
GTWN	Georgetown Bancorp, Inc. (MHC)	01/06/2005	2.00	0.00	0.50	-3.50	-11.00

Q1’05	Average		2.47	2.47	1.48	1.97	10.15
	Median		0.50	—	(0.15)	1.25	3.85

2005	Average		4.76	3.98	3.59	6.05	16.78
	Median		5.40	2.50	5.20	6.00	19.50

1/1/2002	Average		5.45	4.50	3.63	6.26	14.71
5/2/2006	Median		6.75	5.00	5.35	6.00	15.30

Source: SNL Securities

No adjustment is warranted as the vast majority of recent deals are trading near, but not below, their IPO price which would indicate that current pro forma pricing levels are appropriate.

Conversion Valuation Appraisal Report	Page: 60

VALUATION ADJUSTMENTS

Relative to the Comparables the following adjustments need to be made to the Bank’s pro forma market value.

Valuation Factor	Valuation Adjustment
Financial Condition	Moderate Downward

Balance Sheet Growth	Strong Downward

Earnings Quality, Predictability and Growth	Strong Downward

Market Area	Slight Downward

Dividends	No Adjustment

Liquidity of the Issue	No Adjustment

Recent Regulatory Matters	No Adjustment

Additionally, the following adjustment should be made to the Bank’s market value.

Valuation Factor	Valuation Adjustment
Management	No Adjustment

Cease and Desist Order	No Adjustment

Subscription Interest	No Adjustment

Taken collectively, FinPro is of the opinion that, a discount should be applied to the Bank’s market value.

Conversion Valuation Appraisal Report	Page: 61

6. Valuation

In applying the accepted valuation methodology promulgated by the regulators, i.e., the pro forma market value approach, three key pricing multiples were considered. The four multiples include:

Price to core earnings (“P/E”)

Price to book value (“P/B”) / Price to tangible book value (“P/TB”)

Price to assets (“P/A”)

All of the approaches were calculated on a pro forma basis including the effects of the conversion proceeds. All of the assumptions utilized are presented in Exhibits 11 through 15.

DISCUSSION OF WEIGHT GIVEN TO VALUATION MULTIPLES

To ascertain the pro forma estimated market value of the Bank, the market multiples for the Comparable Group were utilized. As a secondary check, all Pennsylvania public thrifts, all publicly traded thrifts and the recent (2005 to date) and historical MHC conversions were assessed. The multiples for the Comparable Group, all publicly traded MHC, and Pennsylvania MHC thrifts are shown in Exhibit 9.

Price to Earnings – According to the Appraisal Guidelines: “When both the converting institution and the comparable companies are recording “normal” earnings. A P/E approach may be the simplest and most direct method of valuation. When earnings are low or negative, however, this approach may not be appropriate and the greater consideration should be given to the P/BV approach.” In this particular case, the Bank’s earnings are “normal”. As a basis for comparison, the price to core earnings was utilized for both the Bank and the Comparable Group to eliminate any nonrecurring items. As such, this approach was considered in this appraisal.

In the pro forma figures for the Bank, FinPro incorporated the impact of SFAS 123, which requires the expensing of stock options. In preparing the fully converted pro forma figures for the Comparable Group, FinPro also incorporated the impact of SFAS 123.

Conversion Valuation Appraisal Report	Page: 62

Price to Book/Price to Tangible Book - According to the Appraisal Guidelines: “The P/BV approach works best when the converting institution and the Comparables have a normal amount of book value. The P/BV approach could seriously understate the value of an institution that has almost no book value but has an outstanding future earnings potential. For converting institutions with high net worth, the appraiser may have difficulty in arriving at a pro forma market value because of pressure placed on the P/E multiple as higher P/BV levels are required to reflect a similar P/BV ratio as the peer group average. The P/BV approach also suffers from the use of historical cost accounting data.”

Since thrift earnings in general have had a high degree of volatility over the past decade, the P/B is utilized frequently as the benchmark for market value. A better approach is the P/TB approach. In general, investors tend to price financial institutions on a tangible book basis, because it incorporates the P/B approach adjusted for intangibles. Initially following conversion, FinPro believes that thrifts often trade on a price to tangible book basis.

Price to Assets - According to the Appraisal Guidelines: “This approach remedies the problems of a small base that can occur with the P/BV approach, but the approach has many of the other limitations of the latter approach (the P/BV approach).” FinPro places little weight on this valuation approach due to the lack of consideration of asset and funding mixes and the resulting earnings impact.

Conversion Valuation Appraisal Report	Page: 63

FULL OFFERING VALUE IN RELATION TO COMPARABLES

Based upon the adjustments defined in the previous section, the Bank is pricing at the midpoint as if fully converted with a foundation is estimated to be $111,000,000. Based upon a range below and above the midpoint value, the relative values are $94,350,000 at the minimum and $127,650,000 at the maximum respectively. At the super maximum of the range, the offering value would be $146,797,500.

At the various levels of the estimated value range, the full offering would result in the following offering data:

FIGURE 42 - VALUE RANGE - FULL OFFERING

Conclusion	Total Shares Shares	Price Per Share	Total Value
Appraised Value - Midpoint	11,100,000	$10.00	$111,000,000

Range:
- Minimum	9,435,000	10.00	94,350,000
- Maximum	12,765,000	10.00	127,650,000
- Super Maximum	14,679,750	10.00	146,797,500

Source: FinPro Inc. Pro forma Model

Conversion Valuation Appraisal Report	Page: 64

FIGURE 43 – AS IF FULLY CONVERTED OFFERING PRICING MULTIPLES

		Bank	Comparables		State		National
			Mean	Median	Mean	Median	Mean	Median
	Min	34.48
Price-Core Earnings Ratio P/E	Mid	37.04	41.79	30.64	28.33	31.32	34.31	30.39
	Max	41.67
	Smax	43.48

	Min	66.36%
Price-to-Book Ratio P/B	Mid	70.82%	93.23%	91.72%	98.31%	98.27%	94.57%	91.97%
	Max	74.52%
	Smax	78.06%

	Min	66.36%
Price-to-Tangible Book Ratio P/TB	Mid	70.82%	95.95%	96.49%	101.32%	98.27%	97.73%	97.44%
	Max	74.52%
	Smax	78.06%

	Min	11.46%
Price-to-Assets Ratio P/A	Mid	13.23%	20.67%	18.54%	26.69%	22.27%	24.19%	22.13%
	Max	14.93%
	Smax	16.82%

Source: FinPro Calculations

FIGURE 44 - COMPARABLE AS IF FULLY CONVERTED PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at midpoint) Full Conversion	16.95	37.04	70.82%	70.82%	13.23%
Comparable Group Median	29.80	30.64	91.72%	96.49%	18.54%
(Discount) Premium	-43.12%	20.88%	-22.79%	-26.61%	-28.64%

Source: SNL data, FinPro Calculations

As Figure 44 demonstrates, at the midpoint of the estimated valuation range the Bank is priced at a premium of 20.88% on a fully converted core earnings basis. On a price to fully converted tangible book basis, the Bank is priced at a 26.61% discount to the Comparable Group.

FIGURE 45 - COMPARABLE AS IF FULLY CONVERTED PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at the supermax) Full Conversion	21.28	43.48	78.06%	78.06%	16.82%
Comparable Group Median	29.80	30.64	91.72%	96.49%	18.54%
(Discount) Premium	-28.58%	41.90%	-14.89%	-19.10%	-9.27%

Source: SNL data, FinPro Calculations

As Figure 45 demonstrates, at the super maximum of the estimated valuation range the Bank is priced at a premium of 41.90% on a fully converted core earnings basis. On a price to fully converted tangible book basis, the Bank is priced at a 19.10% discount to the Comparable Group.

Conversion Valuation Appraisal Report	Page: 65

The Bank pricing at the midpoint for a MHC conversion assuming an issuance of 43.57%, is $48,361,700. Based upon a range below and above the midpoint value, the relative values are $41,107,450 at the minimum and $55,615,960 at the maximum, respectively. At the super maximum of the range, the offering value would be $63,958,350.

FIGURE 46 - VALUE RANGE MHC OFFERING DATA

Conclusion	Total Shares	Price per Share	Total Value
Appraised Value - $94,350,000 at 44%	4,110,745	$10	$41,107,450
Appraised Value - $111,000,000 at 44%	4,836,170	$10	$48,361,700
Appraised Value - $127,650,000 at 44%	5,561,596	$10	$55,615,960
Appraised Value - $146,797,500 at 44%	6,395,835	$10	$63,958,350

Source: FinPro Inc. Pro forma Model

FIGURE 47 - COMPARABLE GAAP PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at midpoint) MHC	20.00	52.63	107.18%	107.18%	13.97%
Unadjusted MHC Trading Median	39.40	39.40	176.70%	177.70%	21.45%
(Discount) Premium	-49.24%	33.58%	-39.34%	-39.68%	-34.87%

Source: SNL data, FinPro Calculations

As Figure 47 demonstrates, at the midpoint of the estimated valuation range the Bank is priced at a premium of 33.58% on a GAAP core earnings basis. On a price to GAAP tangible book basis, the Bank is priced at a 39.68% discount to the Comparable Group.

FIGURE 48 - COMPARABLE GAAP PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at the supermax) MHC	25.64	66.67	125.79%	125.79%	18.18%
Unadjusted MHC Trading Median	39.40	39.40	176.70%	177.70%	21.45%
(Discount) Premium	-34.92%	69.21%	-28.81%	-29.21%	-15.24%

Source: SNL data, FinPro Calculations

As Figure 48 demonstrates, at the super maximum of the estimated valuation range the Bank is priced at a premium of 69.21% on a GAAP core earnings basis. On a price to GAAP tangible book basis, the Bank is priced at a 29.21% discount to the Comparable Group.

Conversion Valuation Appraisal Report	Page: 66

COMPARISON TO RECENT MHC CONVERSIONS

As a secondary check, to verify and validate that the range created on a comparable basis is appropriate, FinPro compared the pricing of this deal relative to other MHC conversions.

FIGURE 49 – COMPARISON TO FILED AND PENDING MHC OFFERINGS

Name	State	Super Maximum Appraisal Price to Full Converted Tangible Book
Fox Chase Bancorp, Inc.	PA	78.06%

Applications Filed:
ViewPoint Financial Corp	TX	79.77%
Seneca-Cayuga Bancorp	NY	79.06%
Northeast Community Bancorp	NY	85.76%
Roma Financial Corp	NJ	77.07%

Source: 5/3/06 Conversion Watch

Conversion Valuation Appraisal Report	Page: 67

VALUATION CONCLUSION

We believe that the discount on a tangible book basis is appropriate relative to the Comparable Group. This range was confirmed by our analysis of other filed and pending MHC offerings as secondary checks.

It is, therefore, FinPro’s opinion that as of May 2, 2006, the estimated pro forma market value of the Bank in a full offering was $111,000,000 at the midpoint of a range with a minimum of $94,350,000 to a maximum of $127,650,000 at 15% below and 15% above the midpoint of the range respectively. Assuming an adjusted maximum value of 15% above the maximum value, the adjusted maximum value or super maximum value in a full offering is $146,797,500. The shares issued to the foundation will be funded using authorized be unissued shares.

Using the pro forma market values for a full offering shown above, the amount of stock publicly offered as part of the MHC reorganization issuing 43.57% will equal 4,110,745 shares, 4,836,170 shares, 5,561,596 shares and 6,395,835 shares at the minimum, midpoint, maximum and super maximum, respectively. Additionally, the Bank will issue 135,000 shares and $150,000 in cash to the charitable foundation.

The document represents an initial valuation for the Bank. Due to the duration of time that passes between the time this document is compiled and the time the offering closes, numerous factors could lead FinPro to update or revise the appraised value of the Bank. Some factors that could lead FinPro to adjust the appraised value include: (1) changes in the Bank’s operations and financial condition; (2) changes in the market valuation or financial condition of the Comparable Group; (3) changes in the broader market; and (4) changes in the market for thrift conversions. Should there be material changes to any of these factors, FinPro will prepare an appraisal update to appropriately adjust the value of the Bank. At the time of closing, FinPro will prepare a final appraisal to determine if the valuation range is still appropriate and determine the exact valuation amount appropriate for the Bank.